Exhibit 4.3

Execution version

SHAREHOLDERS AGREEMENT 2015

Nabriva Therapeutics AG

and the Shareholders thereof

being

Sandoz GmbH

Gerd Ascher

Rodger Novak

Intertrust Trustees Ltd

Ralf Schmid

William Prince

ARAX 2009.eins Private Equity GmbH & Co KG

ARAX 2010 Private Equity GmbH & Co KG

ARAX 2010.eins Private Equity GmbH & Co KG

Kreos Capital III Limited

Phase4 Ventures III LP

The Wellcome Trust Limited

HBM Healthcare Investments (Cayman) Ltd.

HBM BioCapital Invest Ltd.

The Global Life Science Ventures Fund II Limited Partnership

The Global Life Science Ventures Fonds II GmbH & Co KG i.L.

Novartis Bioventures, Ltd.

BTHT GmbH & Co KG

HTBT GmbH & Co KG

David Chiswell

George Talbot

Colin Broom

on the one hand

and

Vivo Capital Fund VIII, L.P.

Vivo Capital Surplus Fund VIII, L.P.

OrbiMed Private Investments V, LP

Omega Fund IV, L.P.

EcoR1 Capital Fund, L.P.

EcoR1 Capital Fund Qualified, L.P.

Boxer Capital, LLC

on the other hand

dated [2 April] 2015

TABLE OF CONTENTS

1.	PREAMBLE			4
2.	DEFINITIONS			6
3.	STRUCTURE OF THE BUSINESS			15
4.	SHARE CAPITAL OF THE COMPANY			16
	4.1	General		16
	4.2	Voting Rights		17
	4.3	Preferred Dividend Rights		18
		4.3.1	Preferred Dividend and Preferred Dividend Event	18
		4.3.2	Payment of Preferred Dividend	18
		4.3.3	Survival	19
		4.3.4	Other Dividends	20
	4.4	Liquidation Preference		20
		4.4.1	Liquidation Event	20
		4.4.2	Liquidation Preference	21
		4.4.3	Partial Liquidation	23
		4.4.4	Termination	23
	4.5	Conversion into Common Shares		23
		4.5.1	Voluntary Conversion Right	23
		4.5.2	Automatic Conversion	24
		4.5.3	Anti-Dilution Adjustment	24
		4.5.4	Survival	25
		4.5.5	Fractional Shares	25
		4.5.6	Pay to Play / Forced Conversion / Preferred B-2 shares	25
	4.6	Anti-dilution Provision		26
		4.6.1	Conversion Rate	26
		4.6.2	Anti-Dilution Event	26
	4.7	Registration Rights		28
		4.7.1	Registration Rights Agreement	28
		4.7.2	Registration Expenses; Indemnification	29
		4.7.3	Transfer of Registration Rights	29
		4.7.4	Market Standoff Agreement	29
	4.8	Mandatory Redemption		30
		4.8.1	Preferred A Shares	30
		4.8.2	Preferred B-1 Shares	30
	4.9	Statutory Subscription Rights (Bezugsrecht)		31
	4.10	Transfer of Preference Rights		32
5.	CORPORATE GOVERNANCE			32
	5.1	Board of Directors (Vorstand)		32
	5.2	Supervisory Board (Aufsichtsrat)		32
	5.3	Shareholder Rights		35

	5.4	Blocking Rights		35
		5.4.1	General	35
		5.4.2	Subsidiaries	37
6.	TRANSFER OF SHARES			37
	6.1	General Transfer Restrictions		37
	6.2	Permitted Transfers		37
	6.3	Right of First Refusal		38
		6.3.1	Procedure	38
		6.3.2	Purchase Price in Special Cases	40
		6.3.3	Insolvency Issues	41
	6.4	Drag-Along Right		41
	6.5	Tag-Along Right		41
7.	REPORTING AND CONTROL RIGHTS			42
	7.1	Information Rights		42
	7.2	Inspection Rights		44
8.	CONFIDENTIALITY			44
	8.1	Confidentiality Obligation		44
	8.2	Exceptions		45
9.	ACCESSION OF NEW INVESTORS			45
10.	COVENANTS			46
	10.1	Employee Pool		46
	10.2	Management Plan		46
	10.3	Tax Status		47
	10.4	Survival		49
	10.5	Anti-Corruption Laws		49
	10.6	Obligation to give Effect to this Agreement		50
11.	TERM AND TERMINATION			50
12.	MISCELLANEOUS			50
	12.1	Governing Law		50
	12.2	Arbitration		50
	12.3	Notices		51
	12.4	Amendments, Supplementation		56
	12.5	Headings		56
	12.6	Appendices		56
	12.7	Entire Agreement		57
	12.8	Severability		57
	12.9	Costs		57
	12.10	Assignment		57
	12.11	Provisions Regarding KfW-Refinancing		58
	12.12	Obligations of The Wellcome Trust Limited		59
	12.13	Several Liability		59

This Shareholders Agreement 2015 (the Shareholders Agreement 2015 or the Agreement) is entered into on the date set out on the title page hereof by and among:

(1)	Sandoz GmbH, a limited liability company with its corporate seat in Kundl and its business address in Biochemiestrasse 10, A-6250 Kundl, registered with the Commercial Registry of the country court of Innsbruck under FN 50587 v (Sandoz);

Gerd Ascher, born on 17 July 1941, with address at Pyrkergasse 15/1a+b, 1190 Vienna (Ascher);

Rodger Novak, born on 22 June 1967, with address at Apollogasse 26/26, 1070 Vienna, Austria (Novak);

(2)	the members of the consortium of initial investors (each hereinafter referred to as an Initial Investor and collectively as the Initial Investors) consisting of:

(a)	Phase4 Ventures III L.P., a limited partnership with its seat in London and its business address in 15 Stratton Street, London W1J 8LQ, United Kingdom (Phase 4);

(b)	The Wellcome Trust Limited, a company registered in England and Wales, company registration number 2711000, whose registered office is at 215 Euston Road London NW1 2BE (in its capacity as trustee of the Wellcome Trust, a charity registered in England and Wales, charity registration number 210183) (Wellcome Trust);

(c)	HBM Healthcare Investments (Cayman) Ltd., a company registered in the Cayman Islands with its registered office at Centennial Towers, 3rd Floor, 2454 West Bay Road, Grand Cayman, Cayman Islands (HBM Healthcare);

(d)	HBM BioCapital Invest Ltd., a company registered in the Cayman Islands with its registered office at Centennial Towers, 3rd Floor 2454 West Bay Road, Grand Cayman, Cayman Islands (HBM BioCapital);

(e)	The Global Life Science Ventures Fund II Limited Partnership, 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL, represented by its liquidator, Global Life Science Ventures (GP) Ltd., 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL (Global 1);

(f)	The Global Life Science Ventures Fonds II GmbH & Co KG i.L., Tal 26, D-80331 Munich, Germany, represented by its liquidator, The Global Life Science Ventures GmbH i.L., Tal 26, D-80331 Munich, Germany (Global 2);

(g)	Novartis Bioventures, Ltd., a limited liability company with its seat in Hamilton, Bermuda and its business address in 131 Front Street, Hamilton, Bermuda, company registration number EC29833 (Novartis Bioventures);

(j)	David Chiswell, born on 20 August 1953, with address at Leberstraße 20, A-1110 Vienna (Chiswell);

(3)	the members of the consortium of new investors (each hereinafter referred to as a New Investor and collectively as the New Investors) consisting of:

(a)	Vivo Capital Fund VIII, L.P., a limited partnership with its seat in Palo Alto, United States, and its business address in 575 High Street, Suite 201, Palo Alto, CA 94301, United States (Vivo Capital);

(b)	Vivo Capital Surplus Fund VIII, L.P., a limited partnership with its seat in Palo Alto, United States, and its business address in 575 High Street, Suite 201, Palo Alto, CA 94301, United States (Vivo Surplus, and together with Vivo Capital, Vivo);

(c)	OrbiMed Private Investments V, LP, with its seat in Delaware, United States, and its business address in 601 Lexington Avenue, New York, NY 10022, United States (OrbiMed);

(d)	HBM Healthcare;

(e)	Omega Fund IV, L.P., with its seat in Grand Cayman, Cayman Islands, and its business address in 185 Dartmouth Street, Suite 502, Boston MA 02116, United States (Omega);

(f)	EcoR1 Capital Fund, L.P., with its seat in San Francisco, United States, and its business address in 409 Illinois Street, San Francisco, CA 94158, United States (EcoR1 Capital)];

(g)	EcoR1 Capital Fund Qualfied, L.P., with its seat in San Francisco, United States, and its business address in 409 Illinois Street, San Francisco, CA 94158, United States (EcoR1 Qualified, and together with EcoR1 Capital, EcoR1);

(h)	Boxer Capital, LLC, with its seat in Delaware, United States, and its business address in 440 Stevens Avenue, Suite 100, Solana Beach, CA 92075, United States (Boxer); and

(i)	the following Initial Investors: Phase 4, Wellcome Trust, GLSV 1 and GLSV 2.

(4)	Intertrust Trustees Ltd in its capacity as trustee of the Cloudwood Trust, a trust registered in Guernsey, with its address at PO Box 119, Martello Court, Admiral Park, St. Peter Port, Guernsey, GY1 3HB (the Guernsey Trust);

(5)	Dipl.Vw. Ralf Schmid, born on 12 April 1967, with address at Leberstraße 20, A-1110 Vienna, Austria (Schmid);

(6)	William Prince, born on 6 January 1946, with address at Leberstraße 20, A-1110 Vienna, Austria (Prince);

(7)	ARAX 2009.eins Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 335728 v (ARAX 2009);

(8)	ARAX 2010 Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 347213 h (ARAX 2010);

(9)	ARAX 2010.eins Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 355017 i (ARAX 2010 II);

(10)	Kreos Capital III Limited, a company with its corporate seat in London and business address in 25-28 Old Burlington Street, London, W1S 3AN (Kreos);

(11)	George Talbot, born on 30 May 1948, with address at Leberstraße 20, A-1110 Vienna, Austria (Talbot);

(12)	Colin Broom, born on 11 October 1955, with address at Leberstraße 20, A-1110 Vienna, Austria (Broom);

(13)	HTBT GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 402888 h, represented by its General Partner, ARAX Capital Partners GmbH, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 300668 i (HTBT);

(14)	BTHT GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 421485 g, represented by its General Partner, ARAX Capital Partners GmbH, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 300668 i (BTHT); and

(15)	Nabriva Therapeutics AG, a stock company with its corporate seat in Vienna and its business address in Leberstraße 20, A-1112 Vienna registered with the Commercial Registry (Firmenbuch) of the court of Vienna under FN 269261 y (the Company or Nabriva).

The parties set out under (1) to (14) above shall hereinafter be referred to as the Shareholders and each individually as a Shareholder and together with Nabriva as the Parties and each individually as a Party.

1.	PREAMBLE

1.1	WHEREAS, Sandoz, on the basis of a contribution agreement dated 30 January 2006, has agreed to contribute the so-called ABRI Business into its then wholly-owned subsidiary, the Company;

1.2	WHEREAS, all Initial Investors except for Chiswell subscribed to approximately 84% of the then entire outstanding registered share capital (Grundkapital) of the Company by way of a share capital increase pursuant to the terms and conditions of a subscription agreement as of 30 January 2006 (the Subscription Agreement 1) and Chiswell, Ascher and Novak subscribed for their shares in the Company by way of share capital increases resolved upon on 13 September 2006 and 12 September 2007, respectively. The subscription price paid by the Initial Investors for each EUR 1 (Euro one) of the registered share capital of the Company equaled EUR 228.57 (the Preferred A Purchase Price).

1.3	WHEREAS, all Initial Investors except for Chiswell entered into a shareholders agreement on 30 January 2006 (the Shareholder Agreement) which was subsequently amended and restated on 13 September 2006 in the course of Chiswell’s accession thereto (the Amended and Restated Shareholder Agreement 1). The Amended and Restated Shareholders Agreement was once more amended on 16 November 2007 in the course of Gerd Ascher’s and Rodger Novak’s accession thereto (the Amended and Restated Shareholder Agreement 2). The Amended and Restated Shareholder Agreement 2 was amended and restated on 17 September 2009 (the Shareholder Agreement 2009). The Company and the Initial Investors desire that this Shareholders Agreement 2015 supersedes and replaces the Shareholder Agreement, the Amended and Restated Shareholder Agreements 1 and 2, and the Shareholder Agreements 2009 (together, the Existing Agreements), such that upon the execution of this Shareholders Agreement 2015, the Existing Agreements shall have no further force or effect.

1.4

WHEREAS, all Initial Investors except for Chiswell subscribed for 65,626 (sixty five thousand six hundred twenty six) Preferred A Extension Shares of the then outstanding registered share capital (Grundkapital) of the Company by way of a share capital increase pursuant to the terms and conditions of a subscription agreement as of 17 September 2009 (the Subscription Agreement 2); The subscription price paid by (i) the Initial Investors for each EUR 1 (Euro one) of the registered share capital of the Company to be subscribed by them equaled the

Preferred A Purchase Price, and (ii) the Guernsey Trust for each EUR 1 (Euro one) of the registered share capital of the Company to be subscribed by them equaled EUR 6.72.

1.5	WHEREAS, the Guernsey Trust subscribed for 13,400 (thirteen thousand four hundred) Common Shares of the outstanding registered share capital (Grundkapital) of the Company by way of a share capital increase pursuant to the terms and conditions of the Subscription Agreement 2;

1.6	WHEREAS, the Company has entered into five convertible loan agreements dated 27 July 2011, 16 March 2012, 18 November 2013, 2 July 2014 and 19 December 2014 (the Convertible Loan Agreements) on the basis of which the lenders under the Convertible Loan Agreements are entitled to convert their claims for repayment of the loan amounts into an aggregate of 135,450 Preferred Shares to be issued by the Company out of conditional capital (bedingtes Kapital);

1.7	WHEREAS, in order to secure the Company’s further financing needs, the New Investors have agreed to provide additional funding to the Company. Therefore, it is intended that the registered share capital of the Company shall be increased in the course of such new financing round and that the New Investors shall subscribe for all of the newly issued shares to be furnished with certain preference rights. The total investment by the New Investors shall be paid in two tranches consisting of (i) a first tranche up to the amount of EUR 44,642,831 (the First Tranche), and (ii) a contingent second tranche up to the amount of Euros equal to the quotient of US $70,000,000 divided by the Agreed Exchange Rate (the Second Tranche and together with the First Tranche, the Tranches, and each a Tranche), each by way of capital contribution in cash into the Company pursuant to the terms of Subscription Agreement 3 (described below).

1.8	WHEREAS, the Parties have agreed that all New Investors shall subscribe in the course of the First Tranche for 511,188 (five hundred eleven thousand one hundred and eighty eight) preferred B-1 shares of the outstanding registered share capital (Grundkapital) of the Company by way of a share capital increase pursuant to the terms and conditions of a subscription agreement as of the date hereof (the Subscription Agreement 3).

1.9

WHEREAS, the Parties have agreed that if a Qualified Public Offering (as defined herein) is not consummated by the earlier of (i) 31 March 2016 or such later date requested by the Company and approved by (x) the holders of at least 60% of the then outstanding Preferred B-1 Shares, or (y) the Requisite New Investors) or (ii) a date no later than two months before the Company’s cash balance is projected to fall to zero, as determined by the Company’s supervisory board, including the affirmative approval of at least two (2) of the Preferred B Members, (the projected “cash out” date) then, either (a) the holders of at least 60% of the then outstanding Preferred B-1 Shares, or (b) the Requisite New Investors, may in their respective sole discretion deliver written notice to the Company and each of the other Investors stating that they wish to execute the Second Tranche. In such case all New Investors shall subscribe for, and the Company shall promptly issue, that number of Preferred B-2 Shares equal to the quotient of $70,000,000 divided by the Agreed Exchange Rate of the outstanding registered share capital (Grundkapital) of the Company, subject to adjustment as provided in the Subscription Agreement 3, and further divided by the Preferred B-2 Purchase Price, by way of a share capital increase pursuant to the terms and conditions of the Subscription Agreement 3. Notwithstanding the foregoing, (A) the holders of at least 60% of the then outstanding Preferred B-1 Shares, or (B) the Requisite New Investors may, at any time prior to the consummation of the closing of the Second Tranche, elect to withdraw and terminate the written notice for the Second Tranche, in which event the Second Tranche shall not occur.

1.10	WHEREAS, the Parties hereby intend to set up the terms governing their future cooperation as shareholders of the Company;

NOW THEREFORE the Parties agree as follows:

2.	DEFINITIONS

In this Agreement, the following words and expressions shall have the meanings set opposite them below, being understood that each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form except where otherwise explicitly stated:

ABRI Business	Has the meaning set out in the Contribution Agreement

Acceptance Notice	Has the meaning set out in section 6.5(a)

Accession Agreement	Has the meaning set out in section 9

Act	Means the Austrian Stock Corporation Act (österreichisches Aktiengesetz), BGBl 1965/98 as amended

Admission Agreement	Has the meaning set out in section 6.2

Affiliates	Means with respect to any specified Person, any other Person that, directly or indirectly, is controlled by, controls or is under common control with such Person or has rights of control or management over such Person, and in the case of Investors, including venture funds under common control. For purposes of this definition, control shall include the ownership of 50% or more of the legal or beneficial interest in any Person or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise

Agreed Exchange Rate	Means the exchange rate as reported by the Wall Street Journal at the close of business on the Initial Closing, provided, however, that the Agreed Exchange Rate shall in no event be increased or decreased by more than 10% of 1.12 US $/Euro

Agreement	Has the meaning given to it in the first paragraph of this agreement

Amended and Restated Shareholder Agreement 1	Has the meaning given to it in the third Recital of the Preamble

Amended and Restated Shareholder Agreement 2	Has the meaning given to it in the third Recital of the Preamble

Annual Financial Statement	Has the meaning set out in section 7.1(a)

Anti-Dilution Event	Has the meaning set out in section 4.6

ARAX 2009	ARAX 2009.eins Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 335728 v

ARAX 2010	ARAX 2010 Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 347213 h

ARAX 2010 II	ARAX 2010.eins Private Equity GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 355017 i

Ascher	Gerd Ascher, born on 17 July 1941, with address at Pyrkergasse 15/1a+b, 1190 Vienna

Austrian General Civil Code	Means (österreichisches) Allgemeines Bürgerliches Gesetzbuch, JGS 1811/946 as amended.

Automatic Conversion	Has the meaning set out in section 4.5.2

Boxer	Boxer Capital, LLC, with its seat in Delaware, United States, and its business address in 440 Stevens Avenue, Suite 100, Solana Beach, CA 92075, United States

Broom	Colin Broom, born on 11 October 1955, with address at Leberstraße 20, A-1110 Vienna, Austria

BTHT	BTHT GmbH & Co KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 421485 g, represented by its General Partner, ARAX Capital Partners GmbH, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 300668 i

Business Day	Means any day in Austria on which banks are open in Vienna for general commercial business

Chiswell	David Chiswell, born on 20 August 1953, with address at Leberstraße 20, A-1112 Vienna

Common Share(s)	Has the meaning set out in section 4.1

Common Shareholders	Means Sandoz, Gerd Ascher, Rodger Novak, Ralf Schmid, William Prince, NBV, HBM Healthcare, Cloudwood Trust and, with respect to their respective Common Shares only. GLSV Guernsey and GLSV Germany, and Common Shareholder means any of them

Company	Nabriva Therapeutics AG a stock company with its corporate seat in Vienna and its business address in Leberstraße 20 A-1112 Vienna registered with the commercial registry (Firmenbuch) of the court of Vienna under FN 269261 y

Company Group	Has the meaning set out in section 7.2(a)

Conflicted Supervisory Board Member	Has the meaning set out in section 5.2

Conflict Issue	Has the meaning set out in section 5.2

Contribution Agreement	Means the contribution agreement as of 30 January 2006, by means of which Sandoz has contributed the ABRI Business to its then wholly-owned subsidiary, the Company

Conversion Rate	Means the conversion rate calculated pursuant to section 4.6

Convertible Loan Agreements	Has the meaning set out in sixth Recital of the Preamble

Current Shareholders	Means the Common Shareholders and the Investors collectively and Current Shareholder means any of them

Disapproval Right	Has the meaning set out in section 5.2

Drag-Along Notice	Has the meaning set out in section 6.4

Drag-Along Right	Has the meaning set out in section 6.4

EcoR1	Means EcoR1 Capital and EcoR1 Qualified

EcoR1 Capital	EcoR1 Capital Fund, L.P., with its seat in San Francisco, United States, and its business address in 409 Illinois Street, San Francisco, CA 94158, United States

EcoR1 Qualified	EcoR1 Capital Fund Qualified, L.P., with its seat in San Francisco, United States, and its business address in 409 Illinois Street, San Francisco, CA 94158, United States

Election Notice	Has the meaning set out in section 6.3.1(b)

Employee Pool	Has the meaning set out in section 10.1

Existing Agreements	Has the meaning given to it in the third Recital of the Preamble

Exiting Seller(s)	Has the meaning set out in section 6.4

First Tranche	Has the meaning set out in the seventh Recital of the Preamble

Global 1	The Global Life Science Ventures Fund II Limited Partnership, 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey, GY1 2HL, represented by its liquidator, Global Life Science Ventures (GP) Ltd., 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL

Global 2	The Global Life Science Ventures Fonds II GmbH & Co KG i.L., Tal 26, D-80331 München, Germany, represented by its liquidator, The Global Life Science Ventures GmbH i.L., Tal 26, D-80331 München, Germany

Guernsey Trust	Intertrust Trustees Ltd in its capacity as trustee of the Cloudwood Trust, a trust registered in Guernsey, with its address at PO Box 119, Martello Court, Admiral Park, St. Peter Port, Guernsey, GY1 3HB

HBM BioCapital	HBM BioCapital Invest Ltd., a company registered in the Cayman Islands with its registered office at Centennial Towers, 3rd Floor 2454 West Bay Road, Grand Cayman, Cayman Islands

HBM Healthcare	HBM Healthcare Investments (Cayman) Ltd., a company registered in the Cayman Islands with its registered office at Centennial Towers, 3rd Floor, 2454 West Bay Road, Grand Cayman, Cayman Islands

HTBT	HTBT GmbH & CO KG, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 402888 h, represented by its General Partner, ARAX Capital Partners GmbH, a company with its corporate seat in Vienna and its business address in Handelskai 94-96/OG 9., A-1200 Vienna, Austria, registered with the commercial register (Firmenbuch) of the commercial court of Vienna under FN 300668 i

Initial Investors	Means the members of the consortium of initial investors consisting of Phase4, Global 1, Global 2, Wellcome Trust, Novartis Bioventures, HBM Healthcare, HBM BioCapital, and Chiswell

Investors	Means the Initial Investors and the New Investors together.

Key Blocking Rights	Has the meaning set out in section 5.4.1

KfW	Means Kreditanstalt für Wiederaufbau

KfW-Refinanced Preferred Shareholders	Means Global 1 and Global 2

Kreos	Kreos Capital III Limited, a company with its corporate seat in Jersey and business address in 47 Esplanade, St. Helier, Jersey, JEE10BD

Liquidation Event	Has the meaning set out in section 4.4.1

Liquidation Preference Amount	Has the meaning set out in section 4.4.2

Liquidation Preference Rights	Has the meaning set out in section 4.4.2

Nabriva	Nabriva Therapeutics AG a stock company with its corporate seat in Vienna and its business address in Leberstraße 20 A-1112 Vienna, registered with the commercial registry (Firmenbuch) of the commercial court of Vienna under FN 269261 y

New Conversion Price	Has the meaning set out in section 4.6

New Investors	Means the members of the consortium of new investors consisting of Vivo, OrbiMed, HBM Healthcare, Omega, EcoR1, Boxer and certain Initial Investors, being Phase 4, Wellcome Trust, GLSV 1, GLSV 2 and Novartis Bioventures.

New Securities	Has the meaning set out in section 4.6

Novak	Rodger Novak, born on 22 June 1967, with address at Siebenbuergenweg 20, 48151 Muenster, Germany

Novartis	Novartis International Pharmaceutical Investment Ltd., a limited liability company with its seat in Hamilton, Bermuda, and its business address in 131 Front Street, Hamilton, HM 12, Bermuda

Novartis Bioventures	Novartis Bioventures, Ltd., a limited liability company with its seat in Hamilton, Bermuda and its business address in 131 Front Street, Hamilton, Bermuda, company registration number EC29833

Obliged Seller(s)	Has the meaning set out in section 6.5

Offer Notice	Has the meaning set out in section 6.3.1(a)

Omega	Omega Fund IV, L.P., with its seat in Grand Cayman, Cayman Islands, and its business address in 185 Dartmouth Street, Suite 502, Boston MA 02116, United States, United States

OrbiMed	OrbiMed Private Investments V, LP, a limited partnership with its seat in New York, United States, and its business address in 601 Lexington Avenue, New York, NY 10022, United States

Other Blocking Rights	Has the meaning set out in section 5.4.1

Parties	Means the Shareholders and the Company and Party means any of them

Partner	Means each shareholder, partner, member or other equity holder of an entity and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in such entity and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or optionholder.

Permitted Transferee	Means any Person to whom shares may be transferred under the Permitted Transfer provisions of section 6.2 of this Agreement

Permitted Transfers	Has the meaning set out in section 6.2

Person	Means any individual, firm, company, partnership entity, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver, liquidator, state, regional authority, municipality or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality) and unless specified otherwise, includes its successors and permitted assignees.

Phase4	Means Phase4 Ventures III L.P., a limited partnership with its seat in London and its business address in 15 Stratton Street, London W1J 8LQ, United Kingdom

Preference Rights	Means all preferential rights of holders of Preferred Shares as set out in this Agreement.

Preferred A Extension Shares	Means the Shares with Preference Rights as set out in section 4.1

Preferred A Existing Shares	Means the Shares with certain preference rights as set out in section 4.1

Preferred A Member	Has the meaning set out in section 5.2

Preferred A Purchase Price	Has the meaning given to it in the fourth Recital of the Preamble

Preferred A Pro Rata Amount	Has the meaning set out in section 4.4.2(c)(ii)

Preferred A Shareholders	Shareholders holding Preferred A Shares

Preferred A Shares	Means the Preferred A Existing Shares and Preferred A Extension Shares together

Preferred B Shareholders	Shareholders holding Preferred B Shares

Preferred B Shares	Means the Preferred B-1 Shares and Preferred B-2 Shares together

Preferred B-1 Member	Has the meaning set out in section 5.2

Preferred B-2 Member	Has the meaning set out in section 5.2

Preferred B-1 Purchase Price	Has the meaning set out in section 3

Preferred B-2 Purchase Price	Has the meaning set out in section 3

Preferred B-1 Shareholders	Shareholders holding Preferred B-1 Shares

Preferred B-2 Shareholders	Shareholders holding Preferred B-2 Shares

Preferred B-1 Shares	Means the Shares with Preference Rights as set out in section 4.1

Preferred B-2 Shares	Means the Shares with Preference Rights as set out in section 4.1

Preferred Dividend	Has the meaning set out in section 4.3.1

Preferred Dividend Event	Has the meaning set out in section 4.3.1

Preferred Shareholders	Shareholders holding Preferred Shares

Preferred Shares	Means Preferred A Shares and Preferred B-1 Shares and, as the case may be, Preferred B-2 Shares together

Prince	Means William Prince, born on 6 January 1946, with address at Leberstraße 20, A-1110 Vienna, Austria

Proposed Purchaser	Has the meaning set out in section 6.3.1

Purchaser’s Offer	Has the meaning set out in section 6.5(a)

Qualified Public Offering	Means a firmly underwritten public offering of Common Shares or American depositary receipts representing Common Shares (a) on the New York Stock Exchange or The Nasdaq Stock Market (or any other exchange approved by either (1) the Requisite New Investors, or (2) at least 60% of the then-outstanding Preferred B Shares), and (b) either (i) at a fully diluted pre-money valuation (assuming full exercise of all outstanding exercisable securities, rights, options and warrants, including all convertible stock and any shares reserved for issuance under the Employee Pool or similar arrangements) of at least US $ 120,000,000 (USD one-hundred twenty million) with gross proceeds to the Company (before deducting underwriting discounts or commissions and other offering expenses) of not less than US $ 40,000,000 (USD forty million) or (ii) as may be approved by either (A) the Requisite New Investors, or (B) at least 60% of the then-outstanding Preferred B Shares

Quarterly Balance Sheet	Has the meaning set out in section 7.1(b)

Redemption	Has the meaning set out in section 4.8

Registration Rights Agreement	Has the meaning set out in section 4.7

Requisite New Investors	Means (a) Vivo, OrbiMed and any one of the other New Investors that is not an Initial Investor, each of which must continue to hold directly or through their affiliates the Preferred B-1 Shares subscribed for in the course of the First Tranche, (b) if one of either Vivo or OrbiMed does not hold Preferred B-1 Shares, then either Vivo or OrbiMed (to the extent they hold Preferred B-1 Shares) and any one of the other New Investors that is not an Initial Investor, and (c) if neither Vivo nor OrbiMed hold Preferred B-1 Shares, then the holders of at least a majority of the then-outstanding Preferred B-1 Shares held by all New Investors that are not Initial Investors

Right of First Refusal	Has the meaning set out in section 6.3

Sale	Has the meaning set out in section 6.3.1

Sandoz	Means Sandoz GmbH, a limited liability company with its corporate seat in Kundl and its business address in Biochemiestrasse 10, 6250 Kundl, Austria, registered under FN 50587 v with the commercial register of the country court of Innsbruck

Sandoz Preferred A Shares	Has the meaning set out in section 8.9.1 of the Subscription Agreement 1

Schedules	Means the Schedules referred to in this Agreement

Schmid	Means Dipl.Vw. Ralf Schmid, born on 12 April 1967, with address at Leberstraße 20, A-1110 Vienna, Austria

Second Tranche	Has the meaning set out in the sixth Recital of the Preamble

Seller	Has the meaning set out in section 6.3.1

Series A Preferred Return Amount	Has the meaning set out in section 4.4.2(c)(ii)

Share	Means any share in the Company representing a shareholding in the nominal amount subscribed by a Shareholder.

Share To Be Sold	Has the meaning set out in section 6.3.1

Shareholder Agreement	Has the meaning given to it in the third Recital of the Preamble

Shareholders	Means the Common Shareholders, the Initial Investors, the Guernsey Trust, Schmid, Prince, ARAX 2009, ARAX 2010, ARAX 2010 II, Kreos and the New Investors and Shareholder means any of them

Shareholders Agreement 2015	Has the meaning given to it in the first paragraph of this agreement

Shareholders Meeting	Has the meaning set out in section 5.3

Subscription Agreement 1	Means the subscription agreement as of 30 January 2006

Subscription Agreement 2	Means the subscription agreement as of 17 September 2009

Subscription Agreement 3	Means the subscription agreement as of today executed between the Parties and the Company

Supervisory Board	Means the supervisory board (Aufsichtsrat) to be maintained by the Company pursuant to section 5.2

Tag-Along Rights Notice	Has the meaning set out in section 6.5(a)

Tag-Along Sale	Has the meaning set out in section 6.5

Talbot	George Talbot, born on 30 May 1948, with address at Leberstraße 20, A-1110 Vienna, Austria

Total Liquidation Preference Amount);	the Preferred A Liquidation Preference Amount together with the Liquidation Preference Amount

Total A Liquidation Preference Amount	Has the meaning given to it in section 4.4.2(c)

Transfer	Has the meaning set out in section 6.1

Vivo	Means Vivo Capital and Vivo Surplus; if this Agreement provides for a notification, declaration, consent, approval, waiver or similar action from Vivo, a notification, declaration, consent, approval, waiver or similar action from either Vivo Capital or Vivo Surplus shall be sufficient.

Vivo Capital	Vivo Capital Fund VIII, L.P., a limited partnership with its seat in Palo Alto, United States, and its business address in 575 High Street, Suite 201, Palo Alto, CA 94301, United States

Vivo Surplus	Vivo Capital Surplus Fund VIII, L.P., a limited partnership with its seat in Palo Alto, United States, and its business address in 575 High Street, Suite 201, Palo Alto, CA 94301, United States

Voluntary Conversion	Has the meaning set out in section 4.5.1

Wellcome Trust	The Wellcome Trust Limited, a company registered in England and Wales, company registration number 2711000, whose registered office is at 215 Euston Road London NW1 2BE (in its capacity as trustee of the Wellcome Trust, a charity registered in England and Wales, charity registration number 210183)

3.	STRUCTURE OF THE BUSINESS

The Company is, and the Parties shall procure that the Company shall remain, for the time being and unless otherwise agreed upon in accordance with this Agreement, a stock company established and existing under the laws of Austria.

After implementation of the First Tranche of the share capital increase effected pursuant to the terms and conditions of the Subscription Agreement 3, the Parties will hold the shareholdings in the Company set out in Schedule 3(a)(i); after implementation of the Second Tranche of the share capital increase, if any, effected pursuant to the terms and conditions of the Subscription Agreement 3, the Parties will hold the shareholdings in the Company set out in Schedule 3(a)(ii), subject to adjustment as described in the Subscription Agreement 3.

For the purposes of this Agreement, the subscription price paid by the New Investors for each EUR 1 (Euro one) of the registered share capital of the Company to be subscribed by them shall be

(i)	EUR 82.35 with regard to the First Tranche (the Preferred B-1 Purchase Price), whereby the New Investors (excluding Vivo, OrbiMed, HBM Public, Omega, EcoR1 and Boxer) shall convert their claims for repayment of the convertible loans granted to the Company under the Convertible Loan Agreements, excluding, however, any accrued interest under the Convertible Loan Agreements and the exercise of the additional call options granted to the lenders pursuant to the Convertible Loan Agreements dated 27 July 2011 and 16 March 2012, which accrued interest and call options have been terminated in full pursuant to the Subscription Agreement 3, and which termination is hereby acknowledged and ratified; and

(ii)	EUR 84.21 with regard to the Second Tranche (the Preferred B-2 Purchase Price).

The Company is the sole shareholder of Company US subsidiary, and does not hold shares or other interests in any other legal entity.

The rights and obligations of the Parties with respect to the Company as set out herein shall be reflected as appropriate in the articles of association of the Company as set out in Schedule 3(b). Therefore, the Parties undertake to provide that the articles of association of the Company will be established in the form as set out in Schedule 3(b).

4.	SHARE CAPITAL OF THE COMPANY

4.1	General

As of this day, Nabriva’s registered share capital (Nennkapital) consists of 327,522 (three hundred twenty seven thousand five hundred twenty two) shares which are divided, on a contractual basis but not pursuant to the Company’s articles of association, into 84,102 (eighty four thousand one hundred and two) common shares (the Common Shares), and 243,420 (two hundred forty three thousand four hundred and twenty) Preferred A Shares.

28,311 (twenty eight thousand three hundred eleven) additional shares could be issued out of conditional capital (bedingtes Kapital) on the basis of a stock option scheme in favor of the Company’s employees, the Company’s management, selected members of the Company’s supervisory board and further participants. Furthermore, 135,450 (one hundred thirty five thousand four hundred fifty) additional shares could be issued out of conditional capital (bedingtes Kapital) to lenders under the existing convertible loan agreements between the Company and certain of its shareholders or their Affiliates in the event of a conversion of the claims for repayment of the loans granted to the Company pursuant to the terms and conditions of such convertible loan agreements.

Finally, 3,281 (three thousand two hundred eighty one) additional shares could be issued out of authorized capital (genehmigtes Kapital) granted by the Company’s shareholders to fulfill the Company’s obligations vis-à-vis Kreos Capital IV (UK) Ltd.

After implementation of the First Tranche of the share capital increase pursuant to the Subscription Agreement 3, the registered share capital of the Company will amount to EUR 1,057,684 (Euro one million fifty seven thousand six hundred and eighty four) and will be fully paid-in; after implementation of the Second Tranche of the share capital increase, if any, pursuant to the Subscription Agreement 3, the share capital of the Company will amount to EUR 1,799,877 (Euro one million seven hundred and ninety nine thousand eight hundred and seventy seven), subject to adjustment as described in section 2.2.1 of the Subscription Agreement 3, and will be fully paid-in.

All Shares shall carry equal rights, except as provided for in this Shareholders Agreement 2015.

For the purposes of this Shareholders Agreement 2015, the Shares held by the Initial Investors initially before the implementation of the Subscription Agreement 2 and the Sandoz Preferred A Shares, subject to the terms and conditions of this Shareholders

Agreement 2015, their successors and assignees shall be defined as the Preferred A Existing Shares and (i) the Shares held initially by Sandoz (other than Sandoz Preferred A Shares), (ii) the Shares held by Rodger Novak and Gerd Ascher, (iii) the treasury shares held by the Company to fulfill its obligations under the stock option scheme in favor of the Company’s employees, the Company’s management, selected members of the Company’s supervisory board, further participants and the founder’s program, (iv) any Preferred A Shares converted into shares with the same rights and obligations as the Shares held initially by Sandoz, (other than Sandoz Preferred A Shares), and (v) the Shares subscribed for by the Guernsey Trust in the course of the capital increase pursuant to the Subscription Agreement 2, shall together be defined as the Common Shares.

The Shares subscribed to by the Initial Investors (except for Chiswell) in the course of the two tranches of the capital increase pursuant to the Subscription Agreement 2 shall be referred to as Preferred A Extension Shares and together with the Preferred A Existing Shares the Preferred A Shares.

The Shares issued in the course of the First Tranche pursuant to the Subscription Agreement 3 shall be referred to as Preferred B-1 Shares; and the Shares issued in the course of the Second Tranche, if any, pursuant to the Subscription Agreement 3 shall be referred as Preferred B-2 Shares. The Preferred B-1 Shares and the Preferred B-2 Shares shall be referred to as the Preferred B Shares; and the Preferred B Shares together with the Preferred A Shares, the Preferred Shares.

Without prejudice to the provisions of section 6, the transfer of Shares is subject to the prior approval of the Shareholders Meeting (as defined below) which requires a simple majority resolution (Vinkulierung). The Shareholders Meeting must, however, give its approval if the provisions of section 6 are complied with; the Parties undertake to exercise their respective voting rights respectively.

4.2	Voting Rights

For each EUR 1 of the registered share capital represented by a Common Share, the respective Shareholder shall have 1 (one) vote.

Each holder of a Preferred Share shall, with respect to the Preferred Share held by it, have such number of votes equal to the number of votes attached to the Common Share such holder would hold had it converted its Preferred Share at the date of such shareholders’ resolution at the then applicable Conversion Rate in a Voluntary Conversion, irrespective whether such Voluntary Conversion actually takes place. To the extent permitted by Austrian corporate law, the holders of Common Shares in such case shall waive the respective part of their voting right in order to provide the holders of Preferred Shares with the amount of additional votes required pursuant to this provision.

4.3	Preferred Dividend Rights

4.3.1	Preferred Dividend and Preferred Dividend Event

Each holder of a Preferred B Share shall be entitled to receive, in preference to the holders of Common Shares and Preferred A Shares, an annual preference dividend of 8% (eight percent) of the Preferred B-1 Purchase Price or Preferred B-2 Purchase Price respectively (as applicable), for each Euro of the registered share capital represented by its respective Preferred B Shares (the Preferred Dividend), for each business year, including, on a pro rata basis based on the actual days elapsed from and after the date of issuance of each Preferred B Share, for the business year in which such Preferred B Shares are issued, only when, if and as declared by the Company’s shareholders’ meeting, and if declared shall only be payable to the holders of Preferred B Shares upon (i) a Liquidation Event in accordance with section 4.4, (ii) a conversion in accordance with section 4.5, (iii) a Redemption in accordance with section 4.8, or (iv) a resolution of the Shareholders Meeting regarding Preferred Dividends (each a Preferred Dividend Event). If a Preferred Dividend Event takes place during a business year, the Preferred Dividend for the respective business year shall be calculated pro rata based on the actual days elapsed in such business year until the date of the Preferred Dividend Event. The Company shall, in the event of a Liquidation Event or conversion pursuant to section 4.5.2(i), provide each holder of Preferred B Shares written notice at least ten (10) days before a Preferred Dividend Event. All Shareholders hereby covenant to vote in favor of, consent to or otherwise approve the payment of any and all declared but unpaid Preferred Dividends, if any, upon any Preferred Dividend Event, as may be required under Austrian or other applicable law.

4.3.2	Payment of Preferred Dividend

In the case of a Preferred Dividend Event, the holders of Preferred B Shares as a group shall be entitled upon a resolution of the Preferred B Shareholders holding 60% or more of the Preferred B Shares to opt for one of the following options:

(a)	Cash payment of the amount of all declared but unpaid Preferred Dividends, if any, by the Company within 14 (fourteen) days following the Company’s receipt of the resolution of the Preferred B Shareholders, to the extent permitted by law and the Company provides for a sufficient amount of distributable profits; or

(b)

The subscription for that number of additional Shares calculated by dividing the value of all declared but unpaid Preferred Dividends, if any, by the Fair Market Value per Preferred B Share at the time of any Preferred Dividend Event, which such additional Shares shall be distributed pro rata among the holders of Preferred B Shares on an as-converted to Common Shares basis. Such additional Shares shall be furnished with all rights of the Preferred B

Shares, if any at the time of such Preferred Dividend Event. For the purposes of this section 4.3.2(b), Fair Market Value means the value of one Preferred B Share as (i) agreed to among the Company and either the Requisite New Investors or at the holders of at least 60% of the then-outstanding Preferred B Shares, or (ii) if the Fair Market Value has not been agreed upon within ten (10) days following the Company’s receipt of the resolution of the Preferred B Shareholders, determined by an independent auditor mutually acceptable to the Company and either the Requisite New Investors or the holders of at least 60% of the then-outstanding Preferred B Shares, the costs of which shall be bourne by the Company, provided, however, that the Fair Market Value shall be reduced by an amount equal to any per-share amount paid by the holders of the Preferred B Shares in connection with the issuance of additional Shares pursuant to this section 4.3.2(b), including any payments required in connection with any ordinary share capital increase. Any such additional Shares shall be created, to the extent possible and legally permitted, (A) by issuing new Preferred B Shares according to the Austrian Act of Capital Adjustment (Kapitalberichtigungsgesetz) or otherwise (B) by issuing new Preferred B Shares by way of an ordinary share capital increase against payment of EUR 1 (Euro one) for each EUR 1 (Euro one) of the nominal share capital increased. For the avoidance of doubt, the amount of declared but unpaid Preferred Dividends shall be reduced by an amount corresponding to the value of the new Preferred B Shares issued. The Parties agree to vote in favor of any such share capital increase, whether pursuant to the Austrian Act of Capital Adjustment or by way of an ordinary share capital increase, and to waive their subscription right, to the extent they are not permitted or entitled pursuant to this Agreement to subscribe to such new Preferred B Shares. All holders of Common Shares and Preferred A Shares agree to transfer all the new Preferred B Shares received by them (pursuant to Austrian law and under the terms of this section 4.3.1(b)), to the existing holders of Preferred B Shares without payment and in such proportions that correspond with the number of Preferred B Shares held by each holder of Preferred B Shares immediately prior to a capital increase according to the terms of this section 4.3.2(b).

For the avoidance of doubt, the preferred dividend rights of the Preferred A Shareholders provided for in any of the Existing Agreements are herewith cancelled and terminated and, hence, any entitlement of the Preferred A Shareholders to any dividend accrued is permanently extinguished effective immediately.

4.3.3	Survival

Notwithstanding anything to the contrary in this Agreement, including section 11, sections 4.3.1 and 4.3.2 shall only terminate on the date that (a) no Preferred B Shares remain outstanding and (b) all declared Preferred Dividends, if any, have been fully paid and, if applicable, the additional Shares have been registered and issued to the holders of Preferred B Shares, in accordance with section 4.3.2.

4.3.4	Other Dividends

The holders of Preferred Shares and the holders of Common Shares shall be entitled to participate pro rata on any dividends declared by a resolution of the Shareholders Meeting and paid by the Company outside of a Preferred Dividend Event; the entitlement of the Shareholders in such dividend shall be determined on the basis as if all Shares would have been converted into Common Shares. For the avoidance of doubt such a dividend declared under this section 4.3.4 shall be paid in cash.

4.4	Liquidation Preference

4.4.1	Liquidation Event

(a) For the purposes of this Agreement, each of the following events shall be deemed a Liquidation Event:

(i) an exclusive license of or the sale, the lease or other disposal of all or substantially all of the assets of the Company;

(ii) a sale or other disposal (for the avoidance of doubt, the term disposal shall not include a pledge) in any transaction or series of transactions to which the Company is a party of 50% or more of the voting power of the Company, other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof;

(iii) a merger or consolidation of the Company with or into any third party, other than any merger or consolidation in which the Shares of the Company immediately preceding such merger or consolidation continue to represent a majority of the voting power of the surviving entity immediately after the closing of such merger or consolidation; and

(iv) a liquidation, winding up or any other form of dissolution of the Company.

(b) An event specified in section 4.4.1(a) shall only be deemed a Liquidation Event if effected prior to a Qualified Public Offering. Upon a Qualified Public Offering, the Liquidation Preference shall terminate. The Company shall ensure that the definitive agreement for any such transaction constituting a Liquidation Event provides that the consideration payable to the shareholders of the Company in connection therewith will be allocated among the holders of the Company’s capital stock in accordance with this section 4.4.

For the purposes of this Agreement, the proceeds of any such Liquidation Event shall be the consideration and/or other proceeds received by (i) the Company or (ii) the Shareholders as a result of such Liquidation Event. If the Liquidation Event is a merger or consolidation pursuant to subsection 4.4.1(a)(iii) above or if the consideration and/or other proceeds are in a form other than cash, the consideration received shall be valuated pursuant to the procedure set out in section 6.3.2.

4.4.2	Liquidation Preference

Upon occurrence of a Liquidation Event, the proceeds of such Liquidation Event available for distribution shall be distributed as follows (the Liquidation Preference Rights):

(a)	The holders of Preferred B Shares shall be entitled to receive, out of the proceeds or assets of the Company available for distribution and in preference to the holders of Preferred A Shares and Common Shares, an amount equal to (a) one (1) times the Preferred B-1 Purchase Price for each Preferred B-1 Share held by such holders and (b) two (2) times the Preferred B-2 Purchase Price for each Preferred B-2 Share held by such holders, if any, in each case to the extent already paid by such New Investor to the Company, plus for all Preferred B Shares then outstanding, all declared but unpaid Preferred Dividends at the date of the Liquidation Event, if any (in total the Liquidation Preference Amount). The Liquidation Preference Amount shall not be abrogated or diminished in the event a part of the proceeds of a Liquidation Event is subject to escrow, earn out or similar features in connection with a Liquidation Event. The holders of Preferred B Shares shall be entitled to receive the greater amount such holders would receive either as holders of Preferred B Shares or had they converted their Shares into Common Shares, after taking into account the effect of escrows, earn outs and other similar features;

(b)	If there are insufficient proceeds available for distribution to pay the Liquidation Preference Amount in full to all holders of Preferred B Shares, the total proceeds, if any, available for distribution shall be paid to the holders of Preferred B Shares on a pro rata basis based on the portion of the full Liquidation Preference Amount to which each such holder would otherwise be entitled, and the Preferred B Shares shall in any event have preference over the Preferred A Shares and the Common Shares with respect to any distributions made upon the occurrence of a Liquidation Event.

(c)

After such payment of the Liquidation Preference Amount has been made pursuant to section 4.4.2(a) above, and therefore in addition to the Liquidation Preference Amount, the remaining proceeds or assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Preferred B Shares, the holders of Preferred A Shares and the holders of Common Shares, on the basis as if all Shares have been converted into

Common Shares. Notwithstanding the foregoing, with respect to the aggregate portion of proceeds or assets of the Company distributable to the holders of Preferred A Shares and the holders of Common Shares, such proceeds or assets of the Company shall be distributed as follows:

(i)	the holders of Preferred A Shares shall be entitled to receive, out of the remaining proceeds or assets of the Company available for distribution to the holders of Preferred A Shares and Common Shares and in preference only to the holders of Common Shares (and without reducing the pro rata interest of the Preferred B Shareholders in the remaining proceeds), an amount equal to (i) 2 (two) times the Preferred A Purchase Price for each Preferred A Existing Share held by such holders and (b) 1 (one) time the Preferred A purchase Price for each Preferred A Extension Share held by such holders, in each case to the extent already paid by such holder of Preferred A Shares to the Company (the Total A Liquidation Preference Amount)

(ii)	After payment of the Total A Liquidation Preference Amount has been made, and therefore in addition to the Total A Liquidation Preference Amount, the holders of Preferred A Existing Shares and Preferred A Extension Shares shall be entitled to receive pro rata with the holders of Common Shares the amount of any remaining proceeds or assets of the Company then available for distribution to the holders of Preferred A Shares and Common Shares (the Preferred A Pro Rata Amount and together with the Total A Liquidation Preference Amount the Series A Preferred Return Amount).

(d)	If there are insufficient proceeds available for distribution to pay the Total A Liquidation Preference Amount in full to all holders of Preferred A Shares, the total proceeds, if any, available for distribution to the holders of Preferred A Shares and Common Shares (and, for the avoidance of doubt, after payment of the Liquidation Preference Amount and all other distributions to which the holders of Preferred B Shares are entitled pursuant to this section 4.4.2) shall be paid to the holders of Preferred A Shares based on the portion of the full Total A Liquidation Preference Amount to which each such holder would otherwise be entitled, and the Preferred A Shares shall in any event have preference over the Common Shares with respect to the Total A Liquidation Preference Amount:

(e)

If the proceeds available for distribution to pay the Series A Preferred Return Amount in total exceed EUR 120 million (Euro one-hundred and twenty million), the holders of Preferred A Shares shall be entitled to receive pari passu with the holders of Common Shares (as if they were all holders of the same class of Shares and as if for the purpose of calculating such entitlements all rights of conversion had been exercised in full) the proceeds available for distribution, provided, however, that if as a result of such pari passu distribution of proceeds the holders of Preferred A Shares receive less than the Series A Preferred Return Amount with a value of EUR 120 million (Euro one-hundred twenty million), the holders of Preferred A Shares shall be entitled to receive, in preference to any holder of Common Shares, the amount equal to their applicable Series A Preferred Return Amount with a value of EUR 120 million (Euro one-hundred twenty million) and thereafter the remaining proceeds shall be distributed to the holders of Common Shares pro rata the total shareholding represented by Common Shares.

4.4.3	Partial Liquidation

In case the Liquidation Event results (i) from an exclusive license of less than 100% (one hundred percent) of the assets of the Company, (ii) from a sale of less than 100% (one hundred percent) of the assets of the Company, or (iii) from a sale of less than 100% (one hundred percent) of the shares of the Company, all Parties participating in such sale shall participate and/or dispose of their Shares on a pro rata basis and the sales proceeds shall be distributed amongst such Parties participating in such sale pursuant to the calculation of the Liquidation Preference pursuant to section 4.4.2 whereby the implied value of 100% (one hundred percent) of the assets and/or the Shares of the Company shall be used for such calculation. In each such case, the remaining assets and/or shares not covered by such partial liquidation shall be deemed the new 100% basis for determining whether and to what extent a subsequent Liquidation Event occurs pursuant to this section 4.4.

4.4.4	Termination

Upon the conversion of any Preferred Shares pursuant to section 4.5, all Liquidation Preference Rights attached to such converted Preferred Shares shall automatically cease.

4.5	Conversion into Common Shares

4.5.1	Voluntary Conversion Right

Each holder of Preferred Shares shall be entitled at any time to waive its preferential rights set out in this Agreement (the Preference Rights) so that such holder of Preferred Shares shall thereafter be furnished with the same shareholder rights as the holders of Common Shares (a Voluntary Conversion). A Voluntary Conversion may be triggered with respect to all Preferred Shares held by such Investor or any part thereof, provided, however, that a Voluntary Conversion may only be triggered with respect to whole shares of Preferred Shares. To the extent a Voluntary Conversion has only been triggered with respect to a portion of a holder’s Preferred Shares, such holder shall be entitled to trigger the Voluntary Conversion for the remaining part of its Preferred Shares or further fractions thereof, subject to the limitations set forth in the preceding sentence, at any time and repeatedly. After a Voluntary Conversion the respective Preferred Shares for which the Voluntary Conversion has been triggered shall henceforth be deemed Common Shares and the parts of the respective Preferred Shares for which the Voluntary Conversion has not been triggered, if any, shall continue to be deemed Preferred Shares for the purposes of this Agreement.

The number of Common Shares to which a holder of Preferred Shares is entitled upon conversion of Preferred Shares is the product obtained by multiplying, for each series of Preferred Shares being converted, the Conversion Rate applicable for such series of Preferred Stock, as determined in accordance with section 4.6, by the number of Preferred Shares of such series of Preferred Shares being converted.

Upon any Voluntary Conversion of Preferred B Shares, the holder of such Preferred B Shares being converted shall be entitled to any and all declared but unpaid dividends, if any, for such holder’s converted Preferred B Shares, pursuant to section 4.3.

4.5.2	Automatic Conversion

Each Preferred Share will automatically convert into Common Shares based on the then-effective applicable Conversion Rate upon (i) the closing of a Qualified Public Offering or (ii) the consent to such conversion of the holders of at least 60% of the Preferred B Shareholders, or (iii) the consent of the Requisite New Investors to such conversion in connection with any initial public offering, so that all Preference Rights of the Preferred Shares shall automatically be deemed waived and therefore all Preferred Shares forthwith be regarded as Common Shares (the Automatic Conversion).

Upon any Automatic Conversion of Preferred B Shares, the holder of such Preferred B Shares being converted shall be entitled to any and all declared but unpaid dividends, if any, for such holder’s converted Preferred B Shares, pursuant to section 4.3.

4.5.3	Anti-Dilution Adjustment

If prior to or concurrently with a Voluntary Conversion or an Automatic Conversion (each, a Conversion), an Anti-Dilution Event is effected, each holder of Preferred Shares, upon the Conversion of such holder’s Preferred Shares, shall receive additional shareholding in the Company furnished with the same rights and obligations as the Common Shares reflecting the Conversion Rate calculated pursuant to section 4.6. Any such additional shareholding to which the holders of Preferred Shares are entitled shall be satisfied, to the extent possible and permitted by law, by issuing new Common Shares according to the Austrian Act of Capital Adjustment or otherwise by issuing new Common Shares by way of an ordinary share capital increase against payment of EUR 1 (Euro one) for each EUR 1 (Euro one) of the registered share capital increased. Each holder of Preferred Shares receiving new Common Shares pursuant to this section 4.5.3 shall be entitled to receive, in addition to any additional shareholding to which such holder of Preferred Shares is entitled pursuant to this section 4.5.3, that number of new Common Shares equal to the quotient of (a) any amounts paid by such holder of Preferred Shares pursuant to the preceding sentence, divided by (b) the applicable Conversion Rate calculated pursuant to section 4.6. The Parties agree to vote in favor of any such share capital increase, whether (i) pursuant to the Austrian Act of Capital Adjustment or (ii) by way of an ordinary share capital increase, and to waive their subscription right, to the extent they are not entitled to additional shareholding pursuant to this section 4.5. All holders of Common Shares agree to transfer all of the new Preferred Shares received by them (pursuant to Austrian law and the terms of this section 4.5.3, to the existing holders of Preferred Shares without payment and in such proportions that correspond with the number of Preferred Shares held by each holder of Preferred Shares immediately prior to a capital increase according to the terms of this section 4.5.3.

4.5.4	Survival

Notwithstanding anything to the contrary in this Agreement, including section 11, the provisions of sections 4.5 and 4.6 shall survive any termination of this Agreement to the extent required for the Company to register and issue to holders of Preferred Shares all new Common Shares issuable in connection with any conversion of Preferred Shares.

4.5.5	Fractional Shares

No fractional Common Shares shall be issued upon a Conversion of Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of the Preferred Shares of a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, a Conversion would result in the issuance of any fractional Common Share, the Company shall, in lieu of issuing any fractional share, round down the number of Shares issued to such holder to the next full single digit, without paying any compensation.

4.5.6	Pay to Play / Forced Conversion / Preferred B-2 shares

In the event an Investor or such Investor’s Affiliates, including, for the avoidance of doubt, any Blocker Entity (as defined in the Subscription Agreement 3) (a B-2 Non-Funding Investor) fails to subscribe for at least its full portion of Preferred B-2 Shares of the outstanding registered share capital (Grundkapital) of the Company by way of a share capital increase of the Second Tranche pursuant to the terms and conditions of the Subscription Agreement 3 and subject to adjustment as provided therein, the following consequences shall apply:

The B-2 Non-Funding Investor’s Preferred B-1 Shares shall automatically be converted into Common Shares immediately after the closing of the Second Tranche according to the following ratio: one (1) Common Share for six (6) Preferred B-1 Shares, and all declared but unpaid dividends, if any, for such B-2 Non-Funding Investor shall be cancelled, waived and of no further force or effect. Such conversion eliminates any and all Preference Rights provided for in this Shareholders Agreement 2015 and attributed to the Preferred B-1 Shares so converted. Furthermore, each B-2 Non-Funding Investor shall also lose its right to designate a member of the Supervisory Board pursuant to section 5.2.

4.6	Anti-dilution Provision

4.6.1	Conversion Rate

As of the date hereof and for purposes of sections 4.5 and 4.6, both the applicable purchase price and the conversion price for the Preferred Shares are as follows: for the Preferred A Existing Shares and the Preferred A Extension Shares, the Preferred A Purchase Price; for the Preferred B-1 Shares, the Preferred B-1 Purchase Price; and for the Preferred B-2 Shares, the Preferred B-2 Purchase Price. The conversion rates for each series of Preferred Shares (for each series of Preferred Shares, the Conversion Rate) in effect from time to time is equal to the quotient obtained by dividing the applicable purchase price for such series of Preferred Shares by the applicable conversion price for such Preferred Shares as determined pursuant to this section 4.6, such that, as of the date hereof, each Preferred Share is convertible into one Common Share. For the avoidance of doubt, no issuance of Preferred B Shares will be considered an Anti-Dilution Event with respect to the Preferred A Shares.

4.6.2	Anti-Dilution Event

In the event of an issuance by the Company of new Shares, warrants, share equivalents or convertible securities of whatever nature or rights to purchase Shares, warrants, share equivalents or convertible securities of whatever nature (collectively New Securities) after the date hereof for consideration received or receivable by the Company for the issue of each New Security (the New Security Consideration) less than the then-applicable conversion price with respect to the Preferred A Existing Shares, the Preferred A Extension Shares, the Preferred B-1 Shares or the Preferred B-2 Shares, as the case may be (Anti-Dilution Event), then:

(a)

if the then-applicable conversion price with respect to the Preferred B-1 Shares or the Preferred B-2 Shares is greater than the New Security Consideration, the conversion price applicable to the Preferred B-1 Shares or the Preferred B-2 Shares with respect to any Voluntary Conversions and/or

Automatic Conversions taking place simultaneously or after such Anti-Dilution Event shall be reduced, concurrently with such issue of New Securities, to the New Security Consideration; and

(b)	if the then-applicable conversion price with respect to the Preferred A Existing Shares or Preferred A Extension Shares is greater than the New Security Consideration, the conversion price applicable to the Preferred A Existing Shares or Preferred A Extension Shares with respect to any Voluntary Conversions and/or Automatic Conversions taking place simultaneously or after such Anti-Dilution Event shall be calculated on the following broad-based weighted average formula: NCP = CCP x (CSO + DS) / (CSO + NS)).

For the purposes of this section 4.6.2(b):

NCP means the new conversion price for the Preferred A Existing Shares and Preferred A Extension Shares to be determined by the formula;

CCP means the current conversion price for the Preferred A Existing Shares and Preferred A Extension Shares;

CSO means the nominal capital amount in Euro represented by Shares, warrants, share equivalents or convertible securities of whatever nature or rights to purchase Shares, warrants, share equivalents or convertible securities of whatever nature outstanding immediately prior to such Anti-Dilution Event;

DS means the nominal capital amount in Euro represented by the New Securities that would have been issued by the Company in the course of the Anti-Dilution Event had the Anti-Dilution Event been carried out at the Preferred A Purchase Price; and

NS means the nominal capital amount in Euro represented by the New Securities that were actually issued in the course of the Anti-Dilution Event.

If at any time or from time to time on or after the date that the first Preferred B Share is issued, the Company effects a subdivision or combination of its registered share capital, the then-applicable conversion prices for the Preferred Shares will be proportionately decreased or increased, respectively. Any adjustment to the applicable conversion price for the Preferred Shares will also be subject to proportional adjustments for share dividends, recapitalizations or similar corporate events, if any.

Notwithstanding the foregoing, issuance of the following securities by the Company will not be considered an Anti-Dilution Event:

(i)	Preferred B Shares;

(ii)	Common Shares issued or issuable upon the conversion of Preferred Shares;

(iii)	Up to 95,000 Common Shares issued pursuant to the Employee Pool as foreseen in section 10.1;

(iv)	Shares issued pursuant to the exercise or conversion of convertible securities outstanding as of the date hereof;

(v)	Securities that the holders of at least 60% of the outstanding Preferred B Shares elect in writing to exclude from the definition of “New Securities” for the purposes of this section 4.6; and

(vi)	Securities issued in the course of an initial public offering, the valuation of which is at least at a fully diluted pre-money valuation (assuming full exercise of all outstanding exercisable securities, rights, options and warrants, including all convertible stock and any shares reserved for issuance under the Employee Pool or similar arrangements) of at least US $ 120,000,000 (USD one-hundred twenty million) with gross proceeds to the Company (before deducting underwriting discounts or commissions and other offering expenses) of not less than US $ 40,000,000 (USD forty million).

4.7	Registration Rights

4.7.1	Registration Rights Agreement

Following the earlier of a Qualified Public Offering and the date that is three (3) years after the Initial Closing, the holders of at least 60% of the Preferred B Shareholders, and the Requisite New Investors each shall have the right to demand the listing and, if applicable, the registration of the Common Shares (or American depositary receipts representing Common Shares) to be issued upon conversion of the Preferred B Shares owned by them in the Company or held by them pursuant to a registration rights agreement (the Registration Rights Agreement) on customary terms acceptable to (1) the holders of at least 60% of the Preferred B Shareholders, or (2) the Requisite New Investors, and in any case to be negotiated and fully executed prior to the consummation of any Qualified Public Offering, and as expeditiously as reasonably possible. The Preferred B Shareholders may demand registration (A) if such demand is made prior to a Qualified Public Offering, on the New York Stock Exchange or The Nasdaq Stock Market (or any other exchange approved by either (y) the Requisite New Investors, or (z) 60% of the then-outstanding Preferred B Shares), or (B) if such demand is made following a Qualified Public Offering, at the stock exchange on which the Company’s shares or American depositary receipts representing Common Shares are listed after the Qualified Public Offering. The Company will use its best efforts to effect such registration as soon as reasonably possible following receipt of such demand. All Investors and Sandoz will be entitled to demand registration, piggyback registration and short form registration, both in the

United States and European markets, pursuant to this section 4.7 and the Registration Rights Agreement. Upon execution and effectiveness of the Registration Rights Agreement, the terms and provisions of sections 4.7.1, 4.7.2 and 4.7.3 hereof shall automatically terminate and shall have no further force or effect.

4.7.2	Registration Expenses; Indemnification

The Company will pay the expenses of the exercise of any registration rights under this section 4.7 (other than underwriting discounts and selling concessions to be paid by the Investors selling under the related registration statement), including the reasonable fees and expenses of one special counsel of the selling shareholders and any fees and expenses related to the deposit of Common Shares for the issuance of American depositary receipts representing Common Shares to be registered. The Registration Rights Agreement shall provide that the Company will pay any fees and expenses related to the deposit of Common Shares for the issuance of American depositary receipts representing Common Shares in connection with any sale or distribution of such Common Shares not involving a registration.

To the extent permitted by law, which shall in particular include, without limitation, applicable provisions of the Austrian Stock Corporation Act (the Act) and any other Austrian mandatory law dealing with the legal relations between an Austrian stock corporation and its shareholders, the Company will indemnify the Investors and their Affiliates, partners, members, officers and directors and any underwriters (collectively, Indemnified Parties) against any losses, claims, damages or liabilities (joint or several) in connection with the registration and sale of the Common Shares under a registration statement to which such Indemnified Parties may become subject under applicable securities laws, insofar as such losses, claims, damages or liabilities arise out of or are based upon any violation or alleged violation by the Company of applicable securities laws or any material omission or misstatement in such registration statement, prospectus or similar document, in connection with the offering covered by such registration statement.

4.7.3	Transfer of Registration Rights

The Preferred B Shareholders may transfer any registration rights under this section 4.7 to (a) any partner, retired partner or affiliated fund of any holder which is a partnership, or (b) any member or former member of any holder which is a limited liability company, provided the Company is given written notice thereof.

4.7.4	Market Standoff Agreement

Each Investor hereby agrees that such Investor will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares (or other securities) of the Company held by such Investor (other than those included in a registration statement or pursuant to a Permitted Transfer pursuant to section 6.1(a)) during the 180-day period following the effective date of the initial offering; provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.

4.8	Mandatory Redemption

4.8.1	Preferred A Shares

As long as no Qualified Public Offering or Liquidation Event has taken place and no Preferred B Shares remain outstanding:

(i)	Shareholders holding 50% or more of the Preferred A Existing Shares shall have the option, at any time, to redeem to the Company (to the extent legally permissible) all or portions of their Preferred A Existing Shares; and

(ii)	Shareholders holding 50% or more of the Preferred A Extension Shares shall have the option, at any time, to redeem to the Company (to the extent legally permissible) all or portions of their Preferred A Extension Shares;

in each case, to the extent such Shares have not yet been converted into Common Shares.

The redemption price of each Euro of the nominal amount of each Preferred A Existing Share shall equal the Preferred A Purchase Price. The redemption price of each Euro of the nominal amount of each Preferred A Extension Share shall equal the Preferred A Purchase Price.

Redemption of the Preferred A Existing Shares and/or Preferred A Extension Shares shall take place in accordance with Austrian law and in particular the Act. If the cash amount that the Company would be allowed to pay under the Act upon such redemption in respect of all Preferred A Existing Shares and/or Preferred A Extension Shares falls short of the cash amount required to pay the full redemption price according to the above provisions for all Preferred A Existing Shares and/or Preferred A Extension Shares, the Company shall only redeem such number of Preferred A Existing Shares and/or Preferred A Extension Shares for which it is able to pay full consideration. In such case the Company shall redeem a pro rata portion of the Preferred A Existing Shares and/or Preferred A Extension Shares from each holder of Preferred A Existing Shares and/or Preferred A Extension Shares.

4.8.2	Preferred B-1 Shares

As long as no Qualified Public Offering or Liquidation Event has taken place, but in no event before 31 March 2019, shareholders holding 60% or more of the Preferred B Shares or the Requisite New Investors shall have the option, at any time, to redeem to the Company (to the extent legally permissible) all or portions of their Preferred B Shares not yet converted into Common Shares.

The redemption price of each Euro of the nominal amount of each Preferred B Share shall equal the Preferred B-1 Purchase Price or Preferred B-2 Purchase Price, as applicable, plus all declared but unpaid Preferred Dividends, if any.

Redemption of the Preferred B Shares shall take place in preference to the holders of Preferred A Shares and in accordance with Austrian law and in particular the Act. If the cash amount that the Company would be allowed to pay under the Act upon such redemption in respect of all Preferred B Shares and Preferred A Shares falls short of the cash amount required to pay the full redemption price according to the above provisions for:

(i)	all Preferred B Shares, the Company shall only redeem such number of Preferred B Shares for which it is able to pay full consideration. In such case the Company shall redeem a pro rata portion of the Preferred B Shares from each holder of Preferred B Shares; or

(ii)	all Preferred Shares, the Company shall redeem Preferred B Shares first and shall use the surplus only to redeem a pro rata portion of the Preferred A Existing Shares and/or Preferred A Extension Shares from each holder of Preferred A Existing Shares and/or Preferred A Extension Shares.

Upon the redemption of Preferred B Shares, the holder of such Preferred B Shares being redeemed shall be entitled to any and all declared but unpaid dividends, if any, for such holder’s redeemed Preferred B Shares, pursuant to section 4.3.

4.9	Statutory Subscription Rights (Bezugsrecht)

Except as otherwise provided for in this Agreement, the holders of Preferred Shares shall have the right to maintain their percentage ownership in the Company (calculated on an as-converted to Common Shares basis) by subscribing to a pro rata portion of any issuance of New Securities by the Company. This subscription right shall not apply with respect to (i) Common Shares issued to employees under the Employee Pool, or (ii) Common Shares issued pursuant to a licensing transaction involving the intellectual property rights or assets of the Company which has been approved by Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and the Requisite New Investors, or (iii) Shares issued in the course of acquisitions, or (iv) Shares offered in a public offering, or (v) Preferred B Shares; or (vi) Shares issued upon conversion of Preferred Shares, or (vii) Shares issued in connection with sponsored research, collaboration, development, OEM, marketing or other similar agreements or strategic partnerships, provided that any such exclusion from statutory subscription rights is approved by the supervisory board, including the affirmative approval of at least two (2) Preferred B Members, or (viii) Shares issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, provided that any such exclusion from statutory subscription rights is approved by the supervisory board, including the affirmative approval of at least two (2) Preferred B Members. Furthermore, such right of first refusal will not apply to, and will terminate upon a Qualified Public Offering. The shareholders may waive or exclude their subscription rights for the issuance of any New Securities. Any New Securities not subscribed for by an eligible Investor shall be reallocated among the other eligible Investors.

4.10	Transfer of Preference Rights

In case of a Permitted Transfer of Preferred Shares to any person, such person shall receive such Preferred Shares with the same rights and obligations as set out herein. To the extent required under Austrian law, any changes to the articles of association of the Company shall be agreed by the Parties as shareholders of the Company in order to furnish such person with the respective rights set out herein for holders of Preferred Shares.

5.	CORPORATE GOVERNANCE

5.1	Board of Directors (Vorstand)

The members of the Board of Directors (Vorstand) shall be appointed and dismissed by the Supervisory Board (Aufsichtsrat) in accordance with the applicable provisions of the Austrian Stock Corporation Act. The Board of Directors (Vorstand) shall consist of at least three (3) but not more than five (5) members.

5.2	Supervisory Board (Aufsichtsrat)

5.2.1	Ordinary Members.

The Supervisory Board (Aufsichtsrat) shall consist of seven (7) members. The quorum for a meeting of the Supervisory Board (Aufsichtsrat) shall be a majority of the Supervisory Board members.

The holders of Preferred B Shares shall be entitled to elect four members (each a Preferred B Member) as follows: (a) one (1) Preferred B Member shall be designated by and appointed for and on behalf of Vivo Capital (the Vivo Capital Member), and shall initially be Chen Yu; (b) one (1) Preferred B Member shall be designated by and appointed for and on behalf of Vivo Surplus (the Vivo Surplus Member), and shall initially be George Talbot; (c) one (1) Preferred B Member shall be designated by and appointed for and on behalf of HBM Healthcare, and shall initially be Axel Bolte; and (d) one (1) Preferred B Member shall be designated and appointed for and on behalf of OrbiMed (the OrbiMed Member), and shall initially be Chau Khuong. One of the members elected by the holders of the Preferred B Shares shall be appointed chairman of the Supervisory Board (Aufsichtsrat). To the extent there are subcommittees of the Supervisory Board, Vivo shall have the right to designate one of the members of any compensation subcommittee and any corporate governance committee.

The Preferred A Shareholders shall be entitled to elect two members (each a Preferred A Member) as follows: (a) one (1) Preferred A Member shall be designated and appointed for and on behalf of Phase4; and (b) one (1) Preferred A Member shall be designated by, and appointed for and on behalf of Wellcome Trust.

One (1) member must be approved by (a) the holders of at least 60% of the Preferred B Shareholders, or (b) the Requisite New Investors, and such member shall be an independent director not affiliated with the Company or any Investors or Shareholders and must also be a financial expert, and shall initially be Charles A. Rowland.

5.2.2	Observer Rights.

Vivo shall be entitled to appoint one person as an observer or equivalent attendant on the Supervisory Board meetings. Such observer shall be entitled to receive notice of, attend and participate in discussions at all meetings of the Supervisory Board (Aufsichtsrat) but shall not be allowed to vote or count in the quorum at meetings of the Supervisory Board (Aufsichtsrat). Such observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. The Company reserves the right to withhold any information and to exclude such observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

5.2.3	Each Shareholder agrees to vote all of his, her or its Shares (and any other Shares over which he, she or it exercises voting control), for the appointment and removal respectively, of any member of the Supervisory Board (Aufsichtsrat) upon the request of the Shareholder then entitled to designate such Supervisory Board (Aufsichtsrat) member as set forth in this section 5.2 and for the appointment to the Supervisory Board of a substitute designated by such party.

5.2.4	The Supervisory Board (Aufsichtsrat) shall be organized pursuant to the by-laws (which shall be adopted by it) of the Supervisory Board substantially in the form as set out in Schedule 5.2.

5.2.5	The Company shall reimburse reasonable expenses of all members and observers of the Supervisory Board (Aufsichtsrat) actually incurred by such members and observers in connection with attending and participating in meetings of the Supervisory Board (Aufsichtsrat).

5.2.6	In the event the Company completes an initial public offering of its Shares or American depositary receipts representing Common Shares, the Shareholders shall ensure that, if and as requested by Vivo, one (1) or both of the Vivo Capital Member and the Vivo Surplus Member, and if requested by OrbiMed, the OrbiMed Member, will be appointed as Supervisory Board members for a period ending one year following such public offering (First Class Members).

5.2.7	The following issues shall require prior approval of a majority of the Supervisory Board (Aufsichtsrat), which shall always include a majority of the Preferred B Members:

(a)	approval of the Company’s operating and capital budgets;

(b)	grant of an exclusive option or license to any of the Company’s material intellectual property rights;

(c)	entering into, amending or terminating contracts that (i) involve a contractual commitment by the Company to spend more than EUR 150,000 (Euro one-hundred fifty thousand) or (ii) are concluded with a Related Party;

(d)	acquisition of all or substantially all of the properties, assets or stock of any other company or entity;

(e)	the incurrence of indebtedness in excess of EUR 250,000 (Euro two-hundred fifty thousand) in the aggregate;

(f)	material alterations of the employment agreements of the management of the Company;

(g)	commencement or settlement of material litigation;

(h)	execution of a management plan or equivalent program to incent management through a potential sale of the Company;

(i)	amendments to the vesting of all stock and stock equivalents issued to employees, directors, consultants and other service providers pursuant to section 4.9; and

(j)	all other measures which require the prior approval of the Supervisory Board pursuant to § 95 (5) of the Act.

In the event a majority of the Supervisory Board agrees that any member of the Supervisory Board (the Conflicted Supervisory Board Member) has a conflict of interest (the Conflict Issue) relating to the business of the Company such Conflicted Supervisory Board Member shall be excluded from voting on the Conflict Issue.

5.3	Shareholder Rights

The Shareholders Meeting of the Company shall be organized pursuant to the articles of association of the Company in its current version and as set out in Schedule 3(b). With respect to resolutions of the Shareholders Meeting the majority requirements set out in section 5.4 shall apply, provided, however, that the Guernsey Trust shall in any event be obliged to vote its Common Shares alongside (in the same manner as) the holders of 60% of the Preferred B Shares.

5.4	Blocking Rights

5.4.1	General

In addition to the mandatory requirements in compliance with the provisions of Austrian corporate law, the following actions shall not be taken in relation to the Company without the prior written approval of either (i) Preferred B Shareholders holding at least 60% of the Preferred B Shareholders (determined on the basis as if all Shares would have been converted into Common Shares) voting separately as one class; or (ii) the Requisite New Investors (the Key Blocking Rights):

(a)	Any action that materially and adversely affects the rights, preferences or privileges of the Preferred B Shareholders in a manner different than the other Shareholders; or

(b)	Any amendment or waiver of any provision of the Company’s Articles of Association, Shareholders Agreement 2015 or other charter documents that materially and adversely affects the rights, preferences or privileges of the Preferred B Shareholders in a manner different than the other Shareholders.

In addition to the Key Blocking Rights above, the following actions shall not be taken in relation to the Company without the prior written approval of each of (i) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) voting separately as one class, and (ii) the Requisite New Investors (the Other Blocking Rights). If the approval of each of (i) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares), and (ii) the Requisite New Investors, each voting separately as one class is reached in respect of the matters set at (a) to (p) below and subject to section 12.4, the other holders of Preferred Shares and the holders of Common Shares shall have the obligation to vote in favor of the matters set out at (a) to (p) below at a Shareholders Meeting or by a written shareholders’ resolution of the Company:

(a)	any alteration to the rights of the holders of Preferred Shares;

(b)	creation of any class of shares ranking senior to or pari passu to the Preferred Shares or grant any shareholder equal or superior rights or preferences to the rights and preferences of holders of Preferred Shares or in any manner otherwise adversely affecting the rights of the holders of Preferred Shares;

(c)	declaration and/or payment of dividends of whatever sort, or other distributions of capital stock (except for the Preferred Dividend contemplated in Section 4.3);

(d)	redemption, repurchase or other acquisition of any outstanding shares of the Company’s capital stock, other than as provided in section 4.8;

(e)	any reorganization of the Company, in particular mergers, spin-offs, split-ups, or the sale of assets representing all or substantially all of the market value of the Company;

(f)	any recapitalization, reorganization, liquidation or dissolution of the Company;

(g)	consummation of any transaction resulting in a change of control with respect to any agreement the Company is subject to;

(h)	issue of any security of any subsidiary of the Company other than to the Company itself;

(i)	implementation or increase of the size of the Employee Pool;

(j)	conclusion of any material transactions with any affiliate or associate of the Company;

(k)	any amendment or repeal of any provision of the articles of association and or any by-laws (Geschäftsordnung) of any board of the Company;

(l)	any corporate agreements within the meaning of § 238 of the Act (Gewinnabführungsverträge);

(m)	approval of a public offering that is not a Qualified Public Offering;

(n)	appointment of the Company’s auditors; and

(o)	the disapplication or amendment of the rights of the holders of the Preferred Shares set out in section 4.4 (Liquidation Preference).

Subject always to the terms of section 12.4, the Parties agree to any amendment that is necessary to this Agreement resulting from any resolution adopted pursuant to this section 5.4.1.

5.4.2	Subsidiaries

Section 5.4.1 shall apply analogously to all actions in respect of or to be taken by a subsidiary if any, of the Company; i.e., each Shareholder and the Company shall promptly take all necessary or desirable actions within his or its control (including, without limitation, attendance at meetings in person or by proxy, and calling special board and shareholder meetings, and in particular the giving of instructions to the management of such subsidiary) in order to give rise and effect to the Blocking Rights pursuant to section 5.4.1.

6.	TRANSFER OF SHARES

6.1	General Transfer Restrictions

Except for Permitted Transfers, the Shareholders shall not

(a)	pledge, mortgage, charge or otherwise encumber any of their Shares or any interest in any of its Shares;

(b)	sell, transfer or otherwise dispose of or grant an option over any of their Shares or any interest in their Shares; or

(c)	enter into any agreement in respect of the votes attached to any of their Shares with any Person that is not a Party to this Agreement;

(each a Transfer).

In addition, to the extent management and/or employees of the Company shall at any time prior to a Qualified Public Offering hold Shares of whichever class in the Company, such individuals shall not Transfer their respective Shares, except (i) for any Transfer of Shares to Affiliates of the Company, subject to the conditions set out for such Transfers in this Agreement, and (ii) any Transfers pursuant to a Drag-Along Right triggered by other Shareholders. Accordingly, other Permitted Transfers shall not apply to such management and/or employees shareholders within this period of time.

6.2	Permitted Transfers

The following Transfers of Shares shall not be subject to the restrictions set out at section 6.1 or sections 6.3 – 6.5 (Permitted Transfers):

(a)	a Transfer of Shares, in whole or in part, to (a) an Affiliate, (b) any partner, retired partner or affiliated fund of any Shareholder that is a partnership, or (c) any member or former member of any Shareholder that is a limited liability company, provided, however, that in case of a Transfer to an Affiliate the transfer agreement shall include effective and enforceable provisions, or a separate instrument, obliging and entitling the transferor to reacquire such Shares from the Affiliate if it ceases to be an Affiliate of the transferor;

(b)	a Transfer of Shares, in whole or in part, made in accordance with the provisions of sections 6.3, 6.4 and 6.5; and

(c)	any Transfer of Shares by The Wellcome Trust Limited, or any successor or additional trustee or trustees of the Wellcome Trust from time to time, or any company whose shares are all held directly or indirectly by the Wellcome Trust, or any nominee or custodian of any such person to any such successor or additional trustee or trustees of the Wellcome Trust from time to time, or to any such company or nominee or custodian of any such person.

In case of a Permitted Transfer it shall be provided that the respective transferee agrees to be bound in the form of a written agreement (the Admission Agreement) by the provisions of this Agreement in the position of the respective transferor; a Permitted Transferee shall therefore also have all rights of the respective transferor hereunder, including without limitation the respective appointment right, if any, set out in section 5.2. Such Admission Agreement shall be (i) in the form as set out in Schedule 6.2 and (ii) delivered to the Company prior to the effectiveness of the respective Transfer. No transfer, including but not limited to the Permitted Transfers, shall be permitted if such Admission Agreement is not timely delivered to the Company.

6.3	Right of First Refusal

6.3.1	Procedure

If, at any time prior to a Qualified Public Offering, a holder of Shares wishes to sell or otherwise transfer (such Shareholder for the purposes of such transaction hereinafter being referred to as Seller) its Shares to another Shareholder or a third party (a Proposed Purchaser), such transfer (Sale) shall be made pursuant to the following procedures:

(a)	The Seller shall deliver a written notice (the Offer Notice) to the Company which shall immediately forward a copy thereof to all holders of Preferred Shares. The Offer Notice shall disclose in reasonable detail the Proposed Purchaser, the proposed number of Shares to be sold (Shares To Be Sold) and the proposed terms and conditions (including the proposed price in cash and/or the proposed consideration other than cash). The proposed terms and conditions of the offer must include a provision (pursuant to a resolution of Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and the Requisite New Investors) that the holders of all Preferred Shares shall be entitled to force the Seller and the Proposed Purchaser to consummate the proposed sale of the Share To Be Sold, in case the holders of the Preferred Shares do not exercise their Right of First Refusal.

(b)	The holders of Preferred Shares shall, pro rata to their shareholdings as opposed to the joint shareholding of all holders of Preferred Shares, be entitled to purchase all of the respective pro rata portion of the Shares To Be Sold specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election (the Election Notice) to the Seller within 20 (twenty) days after delivery of the Offer Notice. If not all of the holders of Preferred Shares elect to purchase their respective pro rata portion of the Shares To Be Sold in an Election Notice, the Seller shall re-offer such portion of the Shares To Be Sold for which the Right of First Refusal has not been exercised to such holders of Preferred Shares that have exercised their Right of First Refusal with respect to their respective pro rata portion of the Shares To Be Sold. For this portion of the Shares To Be Sold, the procedure set out in this Subsection (b) shall be re-applied, provided, however, that the final Election Notice shall be delivered to the Seller within 10 (ten) days. Refusal of a holder of Preferred Shares to exercise his Right of First Refusal for such additional portion of the Shares To Be Sold results also in a refusal of the entire Right of First Refusal with respect to such Sale, including with respect to the portion of the Shares To Be Sold in the first offer round.

(c)	In case the Right of First Refusal has been validly exercised in accordance with this section 6.3.1, the transfer of the Shares To Be Sold shall be consummated as soon as practicable after the timely delivery of the final Election Notice, but in any event within 14 (fourteen) days after such delivery.

(d)	In the event that the Right of First Refusal has not been exercised with respect to the entire Shares To Be Sold, the Seller may, within 90 (ninety) days after delivery of the final Election Notice sell such Shares To Be Sold to the Proposed Purchaser at a price and/or consideration other than cash no more favorable than the price and/or consideration other than cash specified in the Offer Notice and on terms no more favorable to the Proposed Purchaser than specified in the Offer Notice, provided that in the case the Proposed Purchaser is a third party, the Proposed Purchaser agrees in writing to be bound by the provisions of this Agreement with the same rights and obligations as the Seller. Any Shares To Be Sold not sold within such 90-day period shall be re-offered to the holders of Preferred Shares pursuant to this section 6.3.1 prior to any subsequent sale.

Pursuant to Section 1078 of the Austrian Civil Code (Allgemeines Bürgerliches Gesetzbuch), the Parties agree that this Right of First Refusal covers all kinds of transfers of Shares including without limitation by way of barter (e.g., share-for-share transactions, mergers, contributions) or donation. The time limitation set forth in Section 1075 of the Austrian General Civil Code shall be replaced by the provisions of this section 6.3.1. Sections 1075 and 1077 last sentence of the Austrian General Civil Code shall explicitly be excluded.

If as a result of such Sale, the holders of Preferred Shares would remain with an entire stake of less than 50% (fifty percent) of the entire registered share capital of the Company (determined on the basis as if all Shares would have been converted into Common Shares), the Right of First Refusal shall also apply to the holders of Common Shares. In such case, the provisions of this section 6.3 shall apply mutatis mutandis and wherever reference is made to holders of Preferred Shares, such reference shall be to all Shareholders and wherever reference is made to Preferred Shares, such reference shall be to all Shares.

Irrespective of whether the Right of First Refusal expands also to the holders of Common Shares, the Company shall simultaneously with sending such document to the holders of Preferred Shares forward the Offer Notice also to all holders of Common Shares for information purposes.

6.3.2	Purchase Price in Special Cases

If a Sale of Shares occurs (in full or in part) for other consideration than cash, the Parties agree that the price for the respective Shares To Be Sold shall be the market value of such other consideration plus the consideration in cash, if any. In the event the market value cannot be determined or the Seller and (a) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (b) the Requisite New Investors do not agree on a value for such consideration, then the market value shall be determined by an independent auditor in a procedure commencing within 14 (fourteen) days after delivery of the Offer Notice. If the Seller and (i) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (ii) the Requisite New Investors do not agree on the appointment of such independent auditor within another period of 14 (fourteen) days, the Seller and (y) Preferred Shareholders holding 50% or more of the Preferred B Shares and (z) the Requisite New Investors shall individually be entitled to ask the president of the Austrian Chamber of Accountants (Präsident der Kammer der Wirtschaftstreuhänder Österreichs) to elect an independent auditor with binding effect for both parties. The valuation of such independent auditor shall be binding for the Seller and the holders of Preferred Shares. The costs of such independent auditor shall be borne by the Seller and the holders of Preferred Shares equally, whereby the holders of Preferred Shares amongst themselves bear such costs on a pro rata basis.

6.3.3	Insolvency Issues

The Right of First Refusal shall also apply in case of a commencement of insolvency proceedings of whatever sort, not withdrawn or repealed within 30 (thirty) days for other cause than insufficient assets, of any Shareholder. With respect to the purchase price applicable in such scenario, section 6.3.2 applies.

For the avoidance of doubt the terms of this section 6.3 shall not apply in the case of a Permitted Transfer.

6.4	Drag-Along Right

In the event that (i) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (ii) the Requisite New Investors (together, the Exiting Sellers) desire to accept an offer from (one or more) third party(ies) to acquire all of the Shares of the Company, such Exiting Sellers shall have the right to force all Shareholders to sell or otherwise transfer all of such shareholders’ Shares to such third party(ies) according to the following procedures.

The Exiting Sellers shall send a written notice (the Drag-Along Notice) to the Company outlining the purchase price and/or the consideration other than cash and the conditions offered by the proposed purchaser(s) for the purchase of all of the Shares of the Company. The Company shall immediately thereafter forward such notice to all other Shareholders. Within 14 (fourteen) days of the receipt of such notice or any later date set forth in such notice, all Shareholders shall sell all their Shares to the respective proposed purchaser according to the terms of the respective offer.

Such Drag-Along Right shall also apply in case of a merger, a sale of assets or any other form of an acquisition of the Company or its assets, which is consented to by (i) the Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (ii) the Requisite New Investors. In such case all Shareholders shall take whatever action is required to effect the respective transaction, including without limitation voting in favor of a respective shareholders’ resolution.

6.5	Tag-Along Right

In the event a Shareholder (the Obliged Seller) intends to sell or otherwise transfer Shares to a third party or a Shareholder (such sale being a Tag-Along Sale), and provided that the Right of First Refusal has not been exercised pursuant to section 6.3, the Obliged Seller is under the obligation to arrange for those holders of Preferred Shares who wish to do so, to be able to sell or otherwise transfer their pro rata shareholdings to such person(s) under the same terms and conditions. Pro rata means that all holders of Preferred Shares who wish to participate in such Tag-Along Sale may do so in proportion to their respective shareholdings amongst all holders of Preferred Shares and to this extent replace the shares to be sold by the Obliged Seller to the proposed purchaser. The following provisions shall apply to each Tag-Along Sale:

(a)	If an Obliged Seller wishes to proceed with a Tag-Along Sale, and the Right of First Refusal according to section 6.3 has not been exercised, it shall deliver a written notice (Tag-Along Rights Notice) to the Company. The Company shall immediately thereafter inform all holders of Preferred Shares of such Tag-Along Rights Notice. The Tag-Along Rights Notice shall disclose in reasonable detail the proposed purchaser, the proposed number of shares to be sold, the proposed terms and conditions of the sale (including the proposed price) as well as a statement by the proposed purchaser that it is offering to all holders of Preferred Shares to purchase their Shares in the pro rata amount set forth above and under the terms and conditions of the sale (including the proposed price) notified in the Tag-Along Rights Notice by the Obliged Seller(s) (the Purchaser’s Offer). Within 14 (fourteen) days of receipt of the Tag-Along Rights Notice, each holder of Preferred Shares may, by written notice to the Company, declare acceptance of the Purchaser’s Offer (partial acceptance shall not be deemed an acceptance, except where the Obliged Seller explicitly agrees) (the Acceptance Notice). In the event that not all other Investors participate in the Tag-Along Sale, the remaining (fraction of) Shares shall be sold by the Obliged Seller(s).

(b)	The transfer of the Shares to be Sold and the Shares covered by an accepted Purchaser’s Offer shall be consummated as soon as practical after the delivery of the Acceptance Notice but in any event within 14 (fourteen) days after the delivery of the last Acceptance Notice.

For the avoidance of doubt the terms of this section 6.5 shall not apply in the case of a Permitted Transfer.

7.	REPORTING AND CONTROL RIGHTS

7.1	Information Rights

As long as a Qualified Public Offering has not been effected, the Company as well as any of its subsidiaries shall deliver to each Shareholder the following information:

(a)

within 90 (ninety) days after the end of each fiscal year of the respective company (i) a consolidated audited financial statement of the Company and audited financial statements of any of its subsidiaries as of the end of each fiscal year, (ii) the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with Austrian

GAAP and restated in accordance with US-GAAP or IAS (as determined by the Supervisory Board) and both versions certified by a firm of independent public accountants of recognized international standing selected by the Shareholders Meeting (the Annual Financial Statement), and (iii) any related letters from such accounting firm. The Annual Financial Statement should also include comparative statements from the prior fiscal year and the most recent 12-month budget delivered by the respective company pursuant to this section 7.1 below;

(b)	within 30 days (thirty) after the end of each of the first three quarters of each fiscal year of the respective company (other than the last quarter in each fiscal year) a consolidated balance sheet of the Company and an unconsolidated balance sheet of any of its subsidiaries and the related consolidated and unconsolidated statements of income, stockholders’ equity and cash flows, audited, unless otherwise approved by the Supervisory Board, and prepared in accordance with US-GAAP or IAS (in case of the consolidated documents) and Austrian-GAAP (in case of the unconsolidated documents) and certified by the management board of the respective company (the Quarterly Balance Sheet); The Quarterly Balance Sheet shall be accompanied by the quarterly management report describing the current status of the respective company and its respective operations and prospects. The Quarterly Balance Sheet should be prepared as of the end of such quarter with consolidated statements of income and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter;

(c)	within 20 (twenty) days after the end of each month a management report reflecting the key financial figures in regard to income/loss, cash flow and capital expenditure of the respective company;

(d)	no later than year end, consolidated and unconsolidated capital and operating expense budget, cash flow projections and income and loss projections for the respective company in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(e)	promptly, and in any event within five days after notice has been received by the respective company, of any material litigation or an adverse claim, dispute or any other developments which may be deemed material to operations, assets, or properties of the respective company;

(f)	promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the respective company that a Shareholder reasonably may request; and

(g)	annual budgets after approval by the Supervisory Board of the respective company.

7.2	Inspection Rights

(a)	The Company and any of its legal successors and/or subsidiaries (the Company Group) shall permit each Shareholder, who owns 5% or more of the Company, or his authorized representative, to visit and inspect the properties of the respective company, including its corporate and financial records, and to discuss its business and finances with officers of the respective company, during normal business hours following reasonable notice and as often as may be reasonably requested provided (with the exception of Sandoz but subject always to section 7.2(b) below) that such shareholder is not employed with a competitor of the respective company. For the avoidance of doubt all information in respect of the Company received by a Shareholder pursuant to this section 7.2(a) shall be kept confidential in accordance with the terms of section 8.

(b)	Unless otherwise approved by (x) Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (y) the Requisite New Investors, any (i) shareholder that has a conflict of interest relating to the business of the Company (the Shareholder Conflict) and/or (ii) any Conflicted Supervisory Board Member shall be prohibited from (a) inspecting the research and development business of the Company and related documents, the corporate and financial records of any member of the Company Group and (b) discussing the business and finances of the Company Group with officers of the Company Group only to the extent such matters relate to the Conflict Issue and/or the Shareholder Conflict as applicable.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligation

Each Party hereto undertakes for itself and shall cause its Affiliates, if any, to keep confidential the following information regarding the business operations of the Company or any of its subsidiaries and to prevent the passing on of this confidential information to third parties:

(a)	any information that is specifically marked as “Confidential”;

(b)	information which the management of the Company or a member of a Party has requested in writing to be kept confidential;

(c)	information which by its nature must be kept confidential in order to prevent adverse consequences to the business of the Company;

(d)	information relating to this Agreement and the Schedules attached to it.

The Parties shall endeavor to give access to said confidential information only to such persons who are either bound by professional duty of confidentiality or who require knowledge of the information as employees, officers or directors of the respective Party, a Permitted Transferee, or one of their Affiliates for orderly conduct of business of the Party concerned. The Party shall also require such persons to undertake to keep the confidential information secret.

The obligations under this Section shall continue in force even after a Party shall have ceased to be a party to this Agreement or a Shareholder of the Company.

8.2	Exceptions

For the purpose of this Section the following information shall not be considered to be confidential

(a)	information already the public domain;

(b)	information getting known through no fault of the disclosee;

(c)	information which became known independently of the disclosure.

Nothing herein shall be construed as preventing a Party from disclosing confidential information where it is under a duty, under applicable law, regulation, court or administrative decision to make such disclosure.

The Company hereby waives for itself and any of its subsidiaries any right to confidentiality with respect to matters which are disclosed by members of the Board of Directors (Vorstand) or of the Supervisory Board (Aufsichtsrat) of the respective company to the Party having nominated them.

8.3	This section 8 shall not restrict in any way the ability of Vivo, Omega or OrbiMed to invest in portfolio companies that may be considered competitors of the Company, and Vivo shall not be liable to the Company for any claim arising out of, or based upon, the investment by Vivo in any entity competitive with the Company or actions taken by any partner, officer, agent or other representative of Vivo to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise subject in each case to this section 8, any other applicable confidentiality arrangement and any fiduciary obligations or restrictions owing to the Company and its shareholders by Vivo under applicable law.

9.	ACCESSION OF NEW INVESTORS

In case (i) the Shareholders vote on a capital increase in the Company or (ii) Shares are issued under a stock option scheme in favor of the Company’s employees, the Company’s management, selected members of the Company’s supervisory board and certain founders, the new shareholder(s), if any, shall accede to this Agreement by signing an accession agreement, substantially as set forth in Schedule 9 (the

Accession Agreement). The Parties agree that, following execution of such Accession Agreement between the new shareholder(s) and the Company (represented by the managing director(s), to be approved by the Supervisory Board [Aufsichtsrat]), the Parties to this Agreement and the new shareholder(s) shall equally be bound by the provisions of this Agreement and the new shareholder(s) shall become Parties to this Agreement. In such case, each Party to this Agreement grants a Power of Attorney to Freshfields Bruckhaus Deringer, Attorneys-at-Law, Seilergasse 16, A-1010 Vienna, Austria, to sign and execute on their behalf any amendment and/or supplement to this Agreement necessary or desirable in order to effect such accession of new shareholder(s).

10.	COVENANTS

10.1	Employee Pool

(a)	The Company has established an employee stock option scheme and has reserved for a maximum of 95,000 (ninety five thousand (such number stemming from conditional capital and, to the extent no conditional capital is available, authorized capital and shares to meet the requirements set forth under the stock option scheme)) options of Common Shares (the Employee Pool). Any increase in the size of the Employee Pool shall only be valid if approved in accordance with section 5.4.1(i) of this Agreement.

(b)	All stock and stock equivalents issued to employees, directors, consultants and other service providers will be subject to vesting as follows (unless different vesting is approved by the Supervisory Board, including at least two Preferred B Members, pursuant to section 5.2(i)): 25% to vest at the end of the first year following such issuance, with the remaining 75% to vest monthly over the next three years. If employees are permitted to exercise unvested shares, the repurchase option shall provide that upon termination of the employment of the shareholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law qualification) retains the option to repurchase at the lower of (i) the price per share paid by such shareholder and (ii) the fair market value of a Common Share, any unvested shares held by such shareholder. Any issuance of shares in excess of the Employee Pool not approved by the holders of at least 60% Preferred B Shares will be an Anti-Dilution Event pursuant to section 4.6 and will be subject to the subscription rights pursuant to section 4.9.

10.2	Management Plan

Upon request by a majority of the Supervisory Board [Aufsichtsrat] and to the extent permissible under Austrian law, the Company agrees to implement a management plan or equivalent program to incentivize management in connection with a potential sale of the Company.

10.3	Tax Status

Notwithstanding any other provision of this Agreement, the Company’s bylaws or the Company’s Articles of Association to the contrary:

(a)	The Company shall not engage in a transaction that, to the best of its knowledge after due inquiry with qualified United States tax advisers, is likely to materially increase the U.S. tax liability of a U.S. Holder under Subpart F of the Internal Revenue Code of 1986, as amended (the Code) without that U.S. Holder’s consent.

(b)	Not later than the sixty (60) day anniversary following the end of the Company’s taxable year, the Company will provide a capitalization table as of the end of such taxable year to each shareholder and the following information to each New Investor that is not an Initial Investor, including any Blocker Entity affiliated with each such New Investor, if any (each, a U.S. Holder), only: a complete and accurate report, acceptable to at least the majority of the U.S. Holders, regarding the Company’s status as a controlled foreign corporation (a CFC), as defined in section 957of the Code.

(c)	If the Company or its tax advisors become aware that the Company is, or if in the reasonable opinion of at least the majority of the U.S. Holders after due inquiry the Company is, a CFC, the Company shall: (1) use reasonable efforts to avoid generating material amounts of income that will be includible in the gross income of a U.S. Holder under Section 951 of the Code, and (2) to the extent permitted by law, pay to each U.S. Holder (whether by way of distribution or otherwise) an amount equal to 50% of the undistributed earnings of the Company that are includible in the gross income of such U.S. Holder (or its Partners) pursuant to Section 951 of the Code, provided, however, that the Company shall not be required to comply with (1) and (2) of this section 10.3(a), if the Company delivers to such U.S. Holder an opinion of a qualified United States tax adviser, in form and substance reasonably acceptable to at least a majority of the U.S. Holders to the effect that the Company is not a CFC. Payment under this section 10.3(a) shall be made to each U.S. Holder entitled thereto not later than sixty (60) days following the end of such U.S. Holder’s taxable year.

(d)

The Company shall use commercially reasonable efforts to avoid being a passive foreign investment company (a PFIC), as defined in Section 1297 of the Code. The Company will make due inquiry with its U.S. tax advisors at least annually regarding the Company’s status as a PFIC and if the Company becomes a PFIC, or if there is a likelihood of the Company being a PFIC for any taxable year, the Company shall promptly notify each U.S. Holder of such status or risk, as the case may be. The Company will, as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than sixty (60) days following the end of each taxable year) provide each U.S. Holder with an accurate and complete PFIC Annual Information Statement in the form set out in Schedule 10.3 and the Company will permit each U.S. Holder and its direct or indirect owners to inspect and copy the Company’s permanent books of account, records and such other Company documents as are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

(e)	If any U.S. Holder makes a qualified electing fund election (a QEF Election) pursuant to Section 1295 of the Code with respect to its investment in the Company and such U.S. Holder is required to include an amount in gross income for a particular taxable year pursuant to Section 1293 of the Code, the Company shall, to the extent permitted by law, pay such U.S. Holder (whether by way of a distribution or otherwise) 50% of the amount that such U.S. Holder (or its Partners) is required to include in its gross income as set forth in a properly completed PFIC Annual Information Statement for such year. Payment under this section 10.3(e) shall be made to such US Investor not later than sixty (60) days following the end of the taxable year of such U.S. Holder in which such amount is required to be included in the gross income of such U.S. Holder.

(f)	The Company shall not change its characterization as an association taxable as a corporation (for United States tax purposes) without the prior written consent of at least the majority of the U.S. Holders.

(g)	If the tax advisors of any U.S. Holder or its Partners reasonably determine that they are subject to U.S. information and reporting requirements that require the disclosure of information about the Company or Company transactions not readily available to such U.S. Holder or its Partners, the Company agrees to provide such information to such U.S. Holder and its Partners as may be necessary to allow such U.S. Holder and its Partners to fulfill their U.S. tax reporting obligations.

(h)	The Company will use commercially reasonable efforts to comply in all material respects with all record-keeping, reporting, and other reasonably requests necessary to comply with any applicable U.S. tax law or to allow any U.S. Holder or its Partners to comply with the applicable provisions of U.S. tax law with respect to the direct or indirect ownership of the Company. The Company will provide each U.S. Holder or its Partners with any information available to the Company and reasonably requested to allow such U.S. Holder or its Partners to comply with U.S. tax law with respect to the direct or indirect ownership of the Company.

(i)	The Company will not withhold any tax against any amounts payable or distributable to any U.S. Holder without first providing notice of such withholding and a reasonable opportunity for such U.S. Holder to obtain reduced rates of withholding or other available exemptions, if any, to the extent such notice and reasonable opportunity for the U.S. holder does not cause the Company to violate any legal requirement to make such withholding or to pay any tax on such payable or distributable amounts.

(j)	To the extent any consent, affirmative vote, or other action is required by the Company, its officers or directors, or any of the Company’s shareholders to implement the provisions of this section 10.3, such consent, vote or other action is hereby given or will be given at the applicable time and the Company, its officers and directors, and each of the Company’s shareholders shall fully cooperate in carrying out the provisions of this section 10.3 as required after each closing.

10.4	Survival

Notwithstanding anything to the contrary in this Agreement, including section 11, as to any U.S. Holder, the covenants of the Company in section 10.3(d) and 10.3(i) shall survive for one year following the end of the taxable year of the Company in which such U.S. Holder sells or otherwise disposes of all of its Shares acquired pursuant to Subscription Agreement 3 or acquired or held in the future, and section 10.3(c) and 10.3(e) shall survive until the earlier of (i) a Qualified Public Offering (first day of listing) and (ii) one year following the end of the taxable year of the Company in which such U.S. Holder sells or otherwise disposes of all of its Shares. For the avoidance of doubt, the Company shall be required to make the payments set forth in sections 10.3(c) and 10.3(e) for the portion of the taxable year of the Company that precedes a Qualified Public Offering.

10.5	Anti-Corruption Laws

The Company shall, and shall ensure that any subsidiaries controlled by it, if any, and each of their officers, directors, employees and agents, comply with the U.S. Foreign Corrupt Practices Act (Anti-Corruption Laws). The Company shall establish and maintain an anti-corruption program that is satisfactory to the Supervisory Board [Aufsichtsrat], including the Preferred B Members, pursuant to which the Company will implement and maintain appropriate systems, safeguards, policies, procedures and training sufficient to provide reasonable assurances that the Company, its directors, officers, employees and agents act in compliance with Anti-Corruption Laws. This program shall be implemented within sixty (60) days of the date hereof.

10.6	Obligation to give Effect to this Agreement

Each Shareholder shall promptly vote all of his Shares and shall promptly take all other necessary or desirable actions within his control (whether in his capacity as a Shareholder or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings and exercise, to the extent permissible by law, his influence over members of the Supervisory Board [Aufsichtsrat]), and the Company shall promptly take all necessary and desirable actions within its control (including, without limitation, calling special board and shareholder meetings) in order to give effect to the provisions of this Agreement.

11.	TERM AND TERMINATION

Upon the consummation of a Qualified Public Offering (first day of listing), this Agreement shall automatically terminate (except for those terms that survive as specifically set forth herein).

This Agreement may be terminated by each Party (solely with respect to such terminating Party) by written notice to all other Parties effective as of the end of each calendar year, such written notice to be delivered to all other Parties no less than three (3) months before the end of each calendar year. However, all Parties waive their termination right in such manner that this Agreement may first be terminated with legal effect as per 31 December 2025.

12.	MISCELLANEOUS

12.1	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, Austrian law, excluding its conflict of laws rules.

12.2	Arbitration

All disputes arising out of this Agreement or related to its violation, termination or nullity, shall be finally settled under the ICC Rules of Arbitration of the International Chamber of Commerce in London (the Rules) by three arbitrators appointed in accordance with these Rules. The place of arbitration shall be London. The language of arbitration shall be English. The Parties are nevertheless entitled to submit documents in the German language with a translation if it is the original language of the document.

As more than two persons are party to this Agreement, it is expressly stipulated that more than one claimant and/or more than one defendant are permitted. For the purpose of the nomination of arbitrators, there is deemed to be only one claimant party and one defendant party, regardless of whether multiple parties appear. Unless otherwise agreed, the nomination and the appointment of arbitrators shall be made in accordance with the Rules. In the event of conflicting legal acts by joint parties, the provisions of the Austrian Code of Civil Procedure concerning the joinder of parties shall be applicable.

This arbitration section shall also be applicable for disputes between Parties hereto and the legal successors of other Parties or between the legal successors of all Parties hereto. This arbitration section shall furthermore be applicable for disputes regarding amendments or additional agreements to this contract.

12.3	Notices

All notices or other communications given by one Party to any other Party under, or in connection with, this Agreement shall be in writing. It shall be served by sending it by fax to the respective number set out below, or by delivering it by hand, or by sending it by registered mail to the respective address set out below and in each case marked for the attention of the relevant Party. Any notice so served by hand, fax or registered post shall be deemed to have been duly given (a) in the case of delivery by hand, when delivered and (b) in the case of registered mail, on the third Business Day or, if sent to a foreign country, on the fifth Business Day following the date of posting and (c) in the case of fax, at the time of transmission, provided that in each case where delivery by hand or by fax occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day. This section 12.3 does not supersede any provision in this Agreement that provides other or more specific requirements for notices.

If to Sandoz, to:

Sandoz GmbH

Biochemiestrasse 10

6250 Kundl

Austria

Attention:           Dr. Chris Mader, LL.M.

Telephone:         +43 5338 200 2207

Telecopier:         +43 5338 8828

If to Ascher, to:

Gerd Ascher

Pyrkergasse 15/1a+b

1190

Austria

Telephone:         +43 6766 100 324

If to Novak, to:

Rodger Novak

Apollogasse 26/26

1070 Vienna

Austria

Telephone:         +43 664 867 928

Telecopier:         +43 1 74093 1900

If to Phase4, to:

Phase4 Ventures III LP

15 Stratton Street

London

W1J 8LQ

United Kingdom

Attention:           Denise Pollard-Knight

Telephone:         +44 203 036 0350

If to Wellcome Trust, to:

The Wellcome Trust Limited

215 Euston Road

London NW1 2BE

England

Attention:           Head of Investment Services

Telephone:         +44 207 611 8666

Telecopier:         +44 207 611 7268

If to HBM Healthcare, by courier service or facsimile only, to:

HBM Partners AG

Bundesplatz 1

CH-6300 Zug

Switzerland

Attention:           Dr. Ulrich Geilinger

Telephone:         +41 43 888 71 10

Telecopier:         +41 43 888 71 72

If to HBM BioCapital, by courier service or facsimile only, to:

HBM Partners AG

Bundesplatz 1

CH-6300 Zug

Switzerland

Attention:           Dr. Ulrich Geilinger

Telephone:         +41 43 888 71 10

Telecopier:         +41 43 888 71 72

If to Global 1, to:

The Global Life Science Ventures Fund II Limited Partnership

represented by its liquidator

Global Life Science Ventures (GP) Limited

1 Royal Plaza

Royal Avenue

St. Peter Port

Guernsey GY1 2HL

Attention:           Barry McClay

Telephone:         +44 1481 – 735804

Telecopier:         +49 1481 - 714 846

If to Global 2, to:

The Global Life Science Ventures Fonds II GmbH & Co KG i.L.

represented by its liquidator

The Global Life Science Ventures GmbH i.L.

Tal 26

D- 80331 Munich

Attention:           Hanns-Peter Wiese

Telephone:         +49 89 - 288 151-0

Telecopier:         +49 89 - 288 151-30

If to Novartis Bioventures, to:

Novartis Bioventures Ltd

131 Front Street

Hamilton HM 12

Bermuda

Attention:           Chairman & David Middleton

Telephone:         +1 441 296 8025

Telecopier:         +1 441 296 5083

If to Chiswell, Broom, Talbot, Schmid, or Prince to:

Leberstraße 20

A-1112 Vienna

Austria

Telephone:         +44 771 114 2858

Telecopier:         +43 1 74093 1900

If to Vivo, to:

Vivo Capital Fund VIII, L.P.

Vivo Capital Surplus Fund VIII, L.P.

575 High Street

Suite 201

Palo Alto, CA 94301

United States

Telephone:         +1 650-688-0818

Facsimile:          +1 650-688-0815

With a copy (which shall not constitute notice to Vivo) to:

Cooley LLP

Attn: Gordon Empey

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Facsimile:         206-452-8800

If to OrbiMed, to:

OrbiMed Private Investments V, LP

c/o OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

United States

Telephone:         +1 212-739-6400

Facsimile:          +1 212-739-6444

If to Omega, to:

Omega Fund IV, L.P.

c/o Omega Fund Management (US) Inc.

185 Dartmouth Street, Suite 502

Boston MA 02116

United States

Attention:           Anne-Mari Paster

Telephone:         +1 617-502-6538

Facsimile:          +1 617-421-8664

If to EcoR1, to:

EcoR1 Capital Fund, L.P.

EcoR1 Capital Fund Qualified, L.P.

c/o EcoR1 Capital, LLC

409 Illinois Street

San Francisco, CA 94158

United States

Attention:           Oleg Nodelman

Telephone:         +1 415-754-3517

If to Boxer, to:

Boxer Capital, LLC

c/o Tavistock Life Sciences

440 Stevens Avenue, Suite 100

Solana Beach, CA 92075

United States

Attention:           Christopher Fuglesang

Telephone:         +1 858-400-3112

If to Guernsey Trust, to

Cloudwood Trust

PO Box 119

Martello Court

Admiral Park

St. Peter Port

Guernsey GY1 3HB

Attention:           Justin Jager

Telephone:         +44 1481 211 000

Telecopier:         +44 1481 211 001

If to ARAX 2009, ARAX 2010, ARAX 2010 II, BTHT and HTBT, to:

ARAX Capital Partners GmbH

Handelskai 94-96/OG 9.

A-1200 Vienna

Austria

Attention:           Rumman Syed

Telephone:         +43 1 370 74 74 0

Telecopier:         +43 1 370 74 74 22

If to Kreos, to:

Kreos Capital III Limited

25-28 Old Burlington Street

London, W1S 3AN

Attention:           Sean Dunne

Telephone:         +44 20 7758 3450

Telecopier:         +44 20 7409 1034

If to the Company, to:

Nabriva Therapeutics AG

Leberstrasse 20

1110 Vienna

Austria

Attention:           Ralf Schmid

Telephone:         +43 1 74093 1202

Telecopier:         +43 1 74093 1900

In all cases, with a copy to:

Freshfields Bruckhaus Deringer

Seilergasse 16

1010 Vienna

Austria

Attention:           Thomas Zottl

Telephone:         +43 1 51515 209

Telecopier:         +43 1 515 15 409

12.4	Amendments, Supplementation

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the (i) affirmative vote or written consent Preferred Shareholders holding 50% or more of the Preferred Shares (determined on the basis as if all Shares would have been converted into Common Shares) and (ii) the Requisite New Investors. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Shareholder without the written consent of such Shareholder, unless such amendment, termination or waiver applies to all Shareholders in the same fashion, and (b) any amendment or waiver to this Agreement that adversely affects the holders of Common Shares (solely in their capacity as holders of Common Shares) shall require the written consent of the holders of 50% of the Common Shares, it being always understood that in the case of a future financing only amendments to sections 4.2 (voting rights), 4.3.3 (participation in non-preferred dividends), 4.4 (liquidation preference), 5.4.1 (Blocking Rights, but excluding 5.4.1(i)), 6 (transfer of shares), 7 (reporting and control rights), 10 (covenants), 11 (Term and termination), 12.4 (amendments), 12.9 (costs) and 12.10 (Assignment), that adversely affects the rights of holders of Common Shares (solely in their capacity as holders of Common Shares) shall require the written consent of 50% of the Common Shares such consent not to be unreasonably withheld or delayed.

12.5	Headings

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

12.6	Appendices

All Appendices and/or Schedules attached hereto form an integral part of this Agreement.

12.7	Entire Agreement

This Shareholders Agreement 2015 constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between some or all Parties with respect to the subject matter of this Agreement or parts thereof. For any avoidance of doubt, upon the execution of this Agreement, the Term Sheet between Nabriva and Vivo, dated 30 December 2014, former versions of the Shareholders Agreement 2015 between the Parties (or several thereof) and each of the Existing Agreements, shall be null and void as of the date hereof.

12.8	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision.

12.9	Costs

Except as set forth in the Subscription Agreement 3, each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors.

12.10	Assignment

A transfer of the rights and obligations under this Agreement is subject to the prior consent of all other Parties to this Agreement, provided, however, that the rights granted to each Shareholder hereunder may be assigned without the consent of any other party hereto to any transferee in case of a Permitted Transfer and that the rights granted to each Investor hereunder may be assigned without the consent of any other party hereto to any Affiliate or general partner, limited partner or managing partner of such Investor, as applicable, provided always, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the Shares with respect to which such rights are being assigned; and, provided, further, as a condition precedent to any such transfer, the transferee agrees in writing to be bound by and subject to all of the terms and conditions of this Agreement.

Notwithstanding the foregoing, Phase4 may assign, in whole or in part, its rights and delegate its obligations (including, without limitation, the rights to purchase any or all of the Preferred A Existing Shares and/or the Preferred A Extension Shares and the obligation to pay all or any portion of the purchase price (i.e. the Preferred A Purchase Price) to any successor fund or to any of its Affiliates. The same shall apply to Global 1 and Global 2.

12.11	Provisions Regarding KfW-Refinancing

12.11.1 The Parties acknowledge that the KfW-refinanced Preferred Shareholders require the internal approval of KfW for to the termination of Subscription Agreement 2 and the execution of this Shareholders Agreement 2015.

12.11.2 The KfW-refinanced Preferred Shareholders refinanced a portion of their investment in the Company by KfW. The financial means so refinanced are bound to a specific purpose and must only be used to finance small and middle sized trading enterprises (kleine und mittlere Unternehmen der gewerblichen Wirtschaft) the annual turnover of which (including any Affiliates) does not exceed EUR 500million (euro five hundred million). The management of the Company herewith declares that the Company matches such criteria as of the correct and valid registration of the Capital Increase. KfW is entitled, by way of an agreement in favor of third parties (echter Vertrag zugunsten Dritter) to audit the utilization of said financial means pursuant to their purpose. To this end, KfW may inspect the business accounts and books of the Company and to review the assets of the Company. KfW is also entitled to have an auditor perform such audit.

12.11.3 The KfW-refinanced Preferred Shareholders shall be entitled to pass on to the KfW the audited financial statements of the Company. The Company shall, in addition, and for the purpose of forwarding such information to KfW, immediately inform the KfW-refinanced Preferred Shareholders of all material events and circumstances regarding the Company, in particular:

a)	any changes in the shareholder structure, of shareholders or their shareholdings in the Company;

b)	institution (Eröffnung) of insolvency proceedings over the assets of the Company or rejection of an insolvency filing due to the insufficiency of assets (Ablehnung mangels Masse);

c)	entering into a voluntary settlement or composition agreement (payment extension, pro rata deduction or liquidation settlement) with all or a group of comparable creditors of the Company;

d)	deterioration of the financial or economic situation of the Company to such degree that the Company has defaulted payment obligations to a material extent;

e)	circumstances, which indicate that the KfW-refinanced funds have been used for purposes other than described in the investment agreement and the specific KfW refinancing terms, as set out in section 12.11.2 above, or that the use for such purpose is at risk or in doubt;

f)	circumstances, which indicate that earlier statements by the Company with regard to its assets and financial situation have been incorrect.

12.12	Obligations of The Wellcome Trust Limited

Each of the other Parties acknowledges and agrees that The Wellcome Trust Limited is entering into this Agreement solely in its capacity as the trustee for the time being of the Wellcome Trust and it is hereby agreed and declared that notwithstanding anything to the contrary contained or implied in this Agreement:

(a)	the obligations incurred by The Wellcome Trust Limited under or in consequence of this agreement shall be enforceable against it or the other trustees of the Wellcome Trust from time to time;

(b)	the liabilities of The Wellcome Trust Limited (or such other trustees are as referred to in sub-clause (a) above) in respect of such obligations shall be limited to such liabilities as can and may lawfully and properly be met out of the assets of the Wellcome Trust for the time being in the hands or under the control of The Wellcome Trust Limited or such other trustees from time to time.

12.13	Several Liability

Obligations and liabilities expressed to be assumed together by more than one shareholder under this Agreement shall be assumed on a several and not joint basis. The failure of one shareholder to perform any obligation hereunder shall in no circumstances increase the liability or obligations of any of the other shareholders. Nothing in this Agreement shall constitute a representation or warranty, on the part of one shareholder, that any other shareholder will comply with its obligations under this Agreement or that any such shareholder will take any steps to procure such compliance by any other shareholder.

IN WITNESS WHEREOF, the Parties, by their respective officers duly authorized, have caused this Agreement to be duly executed and delivered as of the date hereof.

27 March, 2015

/s/ Ralf Schmid /s/ Stefan Reisinger	/s/ Christopher Mader /s/ Hans-Peter Amon
Nabriva Therapeutics AG	Sandoz GmbH

/s/ Gerd Ascher	/s/ Rodger Novak
Gerd Ascher	Rodger Novak

/s/ Denise Pollard-Knight	/s/ Peter Pereira Gray
Phase 4 Partners Limited as Manager for Phase4 Ventures III LP	The Wellcome Trust Limited as Trustee of the Wellcome Trust

/s/ Jean-Marc Lesieur	/s/ Jean-Marc Lesieur
HBM Healthcare Investments (Cayman) Ltd.	HBM BioCapital Invest Ltd

/s/ Peter Touzeau	/s/ Hans-Peter Wiese
Director Global Life Science Ventures (GP) Limited as Liquidator The Global Life Science Ventures Fund II Limited Partnership	The Global Life Science Ventures Fonds II GmbH & Co KG i.L.

/s/ H. S. Zivi /s/ Laurieann Chaikowsky	/s/ David Chiswell
Chairman Authorized Signatory Novartis Bioventures, Ltd.	David Chiswell

/s/ Beatrix Schuberth /s/ Michael Stranz			/s/ Beatrix Schuberth /s/ Michael Stranz
ARAX 2009.eins Private Equity GmbH& Co KG			ARAX 2010 Private Equity GmbH& Co KG

/s/ Beatrix Schuberth /s/ Michael Stranz			/s/ Raoul Stein
ARAX 2010.eins Private Equity GmbH& Co KG			Kreos Capital III Limited

/s/ James Grant Howitt /s/ Tony Rigden			/s/ Ralf Schmid
For and behalf of Intertrust Trustees (Guernsey) Limited as Trustees of Cloudwood Trust			Dipl. Vw. Ralf Schmid

Vivo Capital Fund VIII, L.P.			Vivo Capital Surplus Fund VIII, L.P.
	By:	Vivo Capital VIII LLC, its General Partner		By: Vivo Capital VIII LLC, its General Partner

By:	/s/ Frank Kung		By:	/s/ Frank Kung
Name:	Frank Kung		Name:	Frank Kung
Title:	Managing Member		Title:	Managing Member

OribMed Private Investments V, LP
	By:	OrbiMed Capital GP V LLC, its General Partner	Boxer Capital, LLC
	By:	OrbiMed Advisors LLC, its Managing Member	By:	/s/ Aaron Davis
			Name:	Aaron Davis
By:	/s/ Carl Gordon		Title:	CEO
Name:	Carl Gordon
Title:	Member

/s/ George Talbot, MD
George Talbot

EcoR1 Capital Fund, L.P.		Omega Fund IV, L.P.
By:	EcoR1 Capital, LLC, its General Partner	By:	Omega Fund IV GP, L.P., its General Partner
		By:	Omega Fund IV GP Manager, Ltd., its General Partner
By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Managing Director	By:	/s/ Richard Lim
		Name:	Richard Lim
EcoR1 Capital Fund Qualified, L.P.		Title:	Director
By:	EcoR1 Capital, LLC, its General Partner

By:	/s/ Oleg Nodelman		/s/ Beatrix Schuberth /s/ Michael Stranz
Name:	Oleg Nodelman		HTBT GmbH & Co KG
Title:	Managing Director

/s/ William Prince			/s/ Beatrix Schuberth /s/ Michael Stranz
William Prince		BTHT GmbH & Co KG

Schedule 3(a)(i)

	Share Capital after B-1 Tranche
Shareholder	number of shares in total	shareholding in per cent.
Phase4 Ventures III LP	153.122	14,52%
The Wellcome Trust Ltd.	117.787	11,17%
HBM Healthcare Investments, Ltd	152.432	14,45%
HBM BioCapital Invest Ltd	38.749	3,67%
GLSV Fund II LP	28.987	2,75%
GLSV Fonds II GmbH&Co. KG	37.277	3,53%
Novartis Bioventures Ltd	22.091	2,09%
Kreos Capital III Limited	4.515	0,43%
Arax 2009	2.371	0,22%
Arax 2010	5.405	0,51%
Arax 2010 eins	2.332	0,22%
HTBT	4.903	0,46%
BTHT	10.321	0,98%
Sandoz	35.438	3,36%
Chiswell	2.342	0,22%
Ascher	2.491	0,24%
Novak	3.288	0,31%
Schmid	2.329	0,22%
Prince	1.416	0,13%
Cloudwood	13.400	1,27%
George Talbot	1.214	0,12%
Colin Broom	6.071	0,58%
Vivo Capital Fund VIII, L.P.	166.717	15,80%
Vivo Capital Surplus Fund VIII, L.P.	23.022	2,18%
OrbiMed Private Investments V, LP	171.669	16,27%
Omega Fund IV, LP	22.588	2,14%
EcoR1 Capital Fund Qualified, LP	8.809	0,84%
EcoR1 Capital Fund, LP	4.744	0,45%
Boxer Capital, LLC	9.035	0,86%
	1.054.865	100,00%
Nabriva treasury shares	2.819
	1.057.684

*	Table does not include SOP shares (22,111 and 95,000) and the authorised capital for the Kreos option (9,107)

Schedule 3(a)(ii)

	Share Capital after B-2 Tranche
Shareholder	number of shares in total	shareholding in per cent.
Phase4 Ventures III LP	182.051	10,13%
The Wellcome Trust Ltd.	140.040	7,79%
HBM Healthcare Investments, Ltd	268.997	14,97%
HBM BioCapital Invest Ltd	38.749	2,16%
GLSV Fund II LP	34.828	1,94%
GLSV Fonds II GmbH&Co. KG	44.788	2,49%
Novartis Bioventures Ltd	26.541	1,48%
Kreos Capital III Limited	4.515	0,25%
Arax 2009	2.371	0,13%
Arax 2010	5.405	0,30%
Arax 2010 eins	2.332	0,13%
HTBT	4.903	0,27%
BTHT	10.321	0,57%
Sandoz	35.438	1,97%
Chiswell	2.342	0,13%
Ascher	2.491	0,14%
Novak	3.288	0,18%
Schmid	2.329	0,13%
Prince	1.416	0,08%
Cloudwood	13.400	0,75%
George Talbot	1.214	0,07%
Colin Broom	6.071	0,34%
Vivo Capital Fund VIII, L.P.	394.965	21,98%
Vivo Capital Surplus Fund VIII, L.P.	54.541	3,04%
OrbiMed Private Investments V, LP	406.696	22,63%
Omega Fund IV, LP	53.513	2,98%
EcoR1 Capital Fund Qualified, LP	20.313	1,13%
EcoR1 Capital Fund, LP	11.794	0,66%
Boxer Capital, LLC	21.405	1,19%
	1.797.057	100,00%
Nabriva treasury shares	2.819
	1.799.876

*	Table does not include SOP shares (22,111 and 95,000) and the authorised capital for the Kreos option (9,107)

CONVENIENCE TRANSLATION

FOR INFORMATION PURPOSES ONLY

Schedule 3(b)

ARTICLES OF ASSOCIATION

of

Nabriva Therapeutics AG

I.

GENERAL PROVISIONS

§ 1 Company Name and Corporate Seat

(1)	The name of the company is: “Nabriva Therapeutics AG”.

(2)	The corporate seat shall be in Vienna.

§ 2 Business Objects

(1)	The business object of the company is research and development in the area of medicine and pharmacy, in particular the development of antibiotics, the registration and commercial exploitation of intellectual property rights and licenses in these areas as well as trade in goods of any kind.

(2)	The business object of the company further comprises the participation in other companies of the same or of a related type, the assumption of management activities in such companies and asset management, with the exception of banking transactions pursuant to the Austrian Banking Act.

(3)	The company shall be entitled to enter into any and all business transactions and to take any and all measures which seem to be necessary or useful to achieve the company’s object; its activities extend to Austria and abroad.

§ 3 Duration of the Company

The company shall be established for an unlimited period of time.

§ 4 Financial Year

The financial year of the company shall be the calendar year.

§ 5 Announcements

Announcements of the company shall be published in the official gazette (Amtsblatt) of the “Wiener Zeitung”.

II.

SHARE CAPITAL OF THE COMPANY AND SHARES

§ 6 Registered Share Capital and Shares

(1)	The registered share capital of the company amounts to EUR 1,057,684 (Euro one million fifty-seven thousand six hundred and eighty-four) and is paid up in full.

(2)	The registered share capital is divided into 1,057,684 (one million fifty-seven thousand six hundred and eighty-four) no-par-value shares, each no-par-value share representing an equal holding in the company’s share capital.

(3)	The registered share capital of the company is conditionally increased by up to EUR 22,111 (Euro twenty-two thousand one hundred eleven), divided into 22,111 (twenty-two thousand one hundred eleven) no-par-value bearer shares (conditional capital). The conditional capital increase is used to service the stock options granted to the employees, executive employees or members of the management board or supervisory board of the company. The conditional capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The issuing price per share, which corresponds to the exercise price, shall be determined by an authorized auditor admitted in Austria which shall be selected by the company. The calculation of the issuing price is carried out in accordance with the gross method of the discounted cash flow method in consideration of the probabilities of success of each individual development stage of the product candidates (“risk-adjusted Net Present Value”), whereby the first effective date is on 31 (thirty-first) July 2007 (two thousand and seven) and after that date on 31 (thirty-first) December of each financial year of the company. The calculation according to the gross method of the discounted cash flow method shall be based on the expert opinion of the Austrian Professional Committee for Business Economics and Organization of the Institute for Business Economics, Tax Law, and Organization of the Austrian Chamber of Public Accountants and Tax Advisers for the Valuation of Businesses (KFS BW 1) as well as in consideration of sector-specific characteristics taking into account the valuation of the assumed ownership structure and the provisions on the liquidation preference. For the exercise of the options by the beneficiaries the last issuance price calculated prior to their participation in the employee stock option program shall apply for all accumulated options.

The registered share capital of the company is conditionally increased by up to EUR 6,200 (Euro six thousand two hundred), divided into 6,200 (six thousand two hundred) no-par-value registered shares (conditional capital). The conditional capital increase is used to service the stock options granted to the employees, executive employees or members of the management board and supervisory board of the company or external advisors of the company. The conditional capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The issuing price per share, which corresponds to the exercise price, shall be EUR 6.72 (Euro six point seventy-two).

The supervisory board is authorized to resolve on amendments of the articles of association which result from the issuance of shares out of conditional capital.

(4)	The management board is authorized until 24 (twenty-fourth) April 2019 (two thousand nineteen) to increase the registered capital of the company with the approval of the supervisory board by up to EUR 1,969 (Euro one thousand nine hundred sixty-nine) by issuing up to 1,969 (one thousand nine hundred sixty-nine) no-par-value registered shares against contribution in cash or in-kind (authorized capital). The management board is entitled to exercise this authorization at once or in several steps and to determine the issuing price and the conditions of the issuance of shares in agreement with the supervisory board. The supervisory board is authorized to resolve on amendments of the articles of association resulting from the issuance of shares out of authorized capital. The subscription rights of the existing shareholders have been excluded for the share capital increase out of authorized capital.

The management board is authorized until 17 (seventeenth) June 2019 (two thousand nineteen) to increase the registered capital of the company with the approval of the supervisory board by up to EUR 1,312 (Euro one thousand three hundred twelve) by issuing up to 1,312 (one thousand three hundred twelve) no-par-value registered shares against contribution in cash or in kind (authorized capital). The management board is entitled to exercise this authorization at once or in several steps and to determine the issuing price and the conditions of the issuance of shares in agreement with the supervisory board. The supervisory board is authorized to resolve on amendments of the articles of association resulting from the issuance of shares out of authorized capital. The subscription rights of the existing shareholders have been excluded for the share capital increase out of authorized capital.

The management board is authorized until 1 (first) April 2020 (two thousand twenty) to increase the registered capital of the company with the approval of the supervisory board by up to EUR 5,826 (Euro five thousand eight hundred twenty-six) by issuing up to 5,826 (five thousand eight hundred twenty-six) no-par-value registered shares against contribution in cash or in kind (authorized capital). The management board is entitled to exercise this authorization at once or in several steps and to determine the issuing price and the conditions of the issuance of shares in agreement with the supervisory board. The supervisory board is authorized to resolve on amendments of the articles of association resulting from the issuance of shares out of the authorized capital. The subscription rights of the existing shareholders have been excluded for the share capital increase out of authorized capital.

The management board is authorized until 1 (first) April 2020 (two thousand twenty) to increase the registered capital of the company with the approval of the supervisory board by up to EUR 11,343 (Euro eleven thousand three hundred forty-three) by issuing up to 11,343 (eleven thousand three hundred forty-three) no-par-value registered shares (authorized capital). This authorized capital shall be used to service the stock options granted to the employees, executive employees or members of the management board or supervisory board of the company and external advisors of the company. The authorized capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The issuing price per share, which corresponds to the exercise price, shall be determined by an authorized auditor admitted in Austria to be selected by the company. The calculation of the issuing price is carried out in accordance with the gross method of the discounted cash flow method in consideration of the probabilities of success of each individual development stage of the product candidates (“risk-adjusted Net Present Value”), whereby the first effective date is on 31 (thirty-first) July 2007 (two thousand seven) and after that date on 31 (thirty-first) December of each financial year of the company. The calculation according to the gross method of the discounted cash flow method shall be based on the expert opinion of the Austrian Professional Committee for Business Economics and Organization of the Institute for Business Economics, Tax Law, and Organization of the Austrian Chamber of Public Accountants and Tax Advisers for the Valuation of Businesses (KFS BW 1) as well as in consideration of sector-specific characteristics taking into account the valuation of the assumed ownership structure and the provisions on the liquidation preference, unless the company’s shares are publicly traded in which case the issuance price shall be the closing price of the company’s shares on the day before the stock option is exercised. For the exercise of the options by the beneficiaries the last issuance price calculated prior to their participation in the employee stock option program shall apply for all accumulated options.

§ 7 Category of Shares

(1)	The shares are registered shares (Namensaktien).

(2)	In the event of a capital increase the new shares shall also be registered shares.

(3)	The form and content of the share certificates and dividend and renewal coupons shall be determined by the management board. The same applies to partial debentures, bonds, interest coupons and stock warrants.

III.

MANAGEMENT BOARD

§ 8 Management Board and Representation of the Company

(1)	The management board shall consist of at least three and of a maximum of five members. If the management board consists of more than one member, the supervisory board shall be authorized to appoint a member of the management board as chairman of the management board and another member of the management board as deputy of the chairman of the management board. The appointment of a Prokurist (special agent) is permitted.

(2)	If the management board consists of one member only, the company shall be represented by such member of the management board. If the management board consists of more than one person, the company shall be represented by two members of the management board collectively or by one member of the management board jointly with a Prokurist (special agent). The supervisory board is entitled to vest members of the management board with single representation power.

(3)	The management board shall make all decisions and take all dispositions that are not reserved by law, these articles of association or by-laws of the management board to the shareholders’ meeting or the supervisory board. In conducting the management of the company, the management board members shall act with the care of a prudent business man and comply with the restrictions as determined by law, the articles of association or the by-laws of the management board, if any.

(4)	The supervisory board shall determine and adopt an allocation of duties and by-laws for the management board.

(5)	Resolutions of the management board shall be adopted by a simple majority of votes cast. In case of a voting tie the chairman of the management board shall have the casting vote.

(6)	The following matters shall only be conducted by the management board with the prior approval of the supervisory board:

a)	audit and approval of the budget presented by the management board (business and financial budget);

b)	granting of exclusive rights or licenses in respect of material industrial property rights of the company;

c)	entering into, amendment or termination of contracts, (i) whereby the value of the contractual obligation exceeds EUR 150,000 (Euro one hundred fifty thousand) or (ii) which have been concluded with an affiliated company;

d)	acquisition of all or substantially all the assets or business assets of or shareholdings in other companies or legal persons;

e)	incurring of liabilities which, taken together, exceed EUR 250.000 (Euro two hundred fifty thousand);

f)	significant amendments to contracts with the management board members of the company;

g)	initiation of court proceedings with a significant value in dispute or conclusion of a settlement agreement in relation to such court proceedings;

h)	all measures which require the approval of the supervisory board pursuant to Section 95 para. 5 Austrian Stock Corporation Act;

(7)	If necessary or legally required, the supervisory board is entitled to stipulate that certain types of transactions may only be conducted with the approval of the supervisory board.

§ 9 Reports to the Supervisory Board

(1)	The reports from the management board to the supervisory board according to Section 81 Austrian Stock Corporation Act shall inform about the course of business, the situation of the company and any affiliated companies. The supervisory board may determine the reportable transactions as well as the scope of reporting at any time to the extent permitted by law.

(2)	The supervisory board is also entitled to demand further reports from the management board at any time about issues in relation to the company or other companies in which the company holds a participation.

IV. SUPERVISORY BOARD

§ 10 Composition and Election of the Supervisory Board

(1)	The supervisory board shall consist of a minimum of three and a maximum of ten members elected by the shareholders’ meeting or delegated by the shareholders.

(2)	The members of the supervisory board shall – if not elected for a shorter term – be elected for a term expiring at the end of the ordinary shareholders’ meeting which resolves on the discharge from liability (Entlastung) for the fourth financial year after the election; the financial year in which the member of the supervisory board was elected shall not be counted for such purpose. Members of the supervisory board may be re-elected.

(3)	If a member of the supervisory board retires before the end of the term of appointment, the election of a substitute is not required before the next ordinary shareholders’ meeting. Nevertheless a substitute shall be elected promptly in an extraordinary shareholders’ meeting if the number of the supervisory board members falls below three.

(4)	A substitute shall be elected for the remaining term of the leaving supervisory board member. The re-election of a resigned supervisory board member shall be permissible. If a member of the supervisory board is elected by an extraordinary shareholders’ meeting, the first year of office shall be deemed terminated with the end of the next shareholders’ meeting.

(5)	Any member of the supervisory board may withdraw from its position without giving any reasons by written notice to the chairman of the management board or to the chairman of the supervisory board, subject to a notice period of four weeks. If not otherwise announced, the resignation shall become effective four weeks after the notice has been received by the recipient. In case the chairman of the supervisory board is not available, or in case he also resigns from his office, the notice shall be given to his deputy or to the management board.

§ 11 Chairman and Deputy Chairman, Rules of Procedure

(1)	The supervisory board shall elect a chairman and a deputy chairman from among its members. Re-election shall be permitted.

(2)	If no absolute majority can be obtained in an election, a runoff shall be held between the two members who have received most votes. If the runoff results in a tie, the decision shall be made by drawing lots.

(3)	The chairman and deputy chairman may resign at any time from their office by written declaration to the chairman or, if he is unavailable, to the deputy chairman of the management board. If not otherwise announced, the resignation shall become effective four weeks after the notice has been received by the recipient. The chairman and the deputy chairman may resign from their function without resigning from the supervisory board at the same time.

(4)	If the position of the chairman or of the deputy chairman becomes vacant, the supervisory board shall promptly hold an election to fill such vacancy. Re-election of the resigned chairman or deputy chairman shall be permitted.

(5)	The deputy chairman shall have the same rights and duties as the chairman when presiding the supervisory board.

(6)	The supervisory board shall adopt its own by-laws.

(7)	Declarations of intention by the supervisory board shall be made by the chairman.

§ 12 Meetings and Resolutions of the Supervisory Board

(1)	The supervisory board shall meet at least once each quarter. A meeting may also be called at the request of either a member of the supervisory board or the management board.

(2)	The meetings of the supervisory board shall be convened by the chairman by letter to each member’s address most recently notified to the company, telephone, telefax or any other similar way specifying the time, the location and the agenda. The period between the convocation and the meeting of the supervisory board shall be at least two weeks; in urgent cases the chairman of the supervisory board can shorten this period. For each item on the agenda all necessary documents required shall be provided in time.

(3)	The chairman of the supervisory board shall preside the meeting of the supervisory board and shall determine the respective voting procedures.

(4)	The supervisory board shall have a quorum if at least half of the members of the supervisory board, among them the chairman or his deputy, but in any case at least three members are personally present.

(5)	A member of the supervisory board can authorize another member in writing, to represent him at a meeting. The represented member shall not be counted for purposes of determining the quorum of a meeting. The right to preside a meeting cannot be delegated. Persons who are not members of the supervisory board may participate in the meetings of the supervisory board and its committees in lieu of members prevented from attending if authorized by the relevant members in writing. Such persons may also hand over a written vote of the respective supervisory board member.

(6)	Resolutions may also be adopted in writing, by telefax, by telephone or in any other similar way without a meeting of the supervisory board, provided that the chairman requests such form of resolution and provided that all members of the supervisory board consent to this. In case of written resolutions, no supervisory board member may be represented.

(7)	Resolutions on items not included on the original meeting agenda may be made only if all members of the supervisory board are present or represented and no member of the supervisory board objects.

(8)	The members of the management board shall participate in the meetings of the supervisory board unless the chairman of the supervisory board determines otherwise; the members of the management board shall have no voting right.

(9)	Minutes shall be taken on the debates and resolutions of the supervisory board which shall be signed by the chairman of the meeting.

§ 13 Responsibilities of the Supervisory Board

(1)	The supervisory board shall monitor the management board’s conduct of the company’s business and examine the management to the extent required by law. The supervisory board shall examine the management board’s reports and motions and to resolve on the latter.

(2)	The supervisory board shall examine and report to the shareholders’ meeting on the financial statements, the status report and the proposed distribution of net profits. Within two months after receipt, the supervisory board shall comment on the annual financial statements vis-à-vis the management board.

(3)	All matters that the management board intends the shareholders’ meeting to deal with must be notified to the supervisory board beforehand.

(4)	The supervisory board shall convene a shareholders’ meeting if the company’s best interests so require.

§ 14 Committees

(1)	The supervisory board may set up committees (Ausschüsse) from among its members. The tasks and areas of competence of such committees are determined by the supervisory board, which may also adopt by-laws for such committees. Committees may be vested with the power to make decisions.

(2)	If the committee consists of two members, the committee shall only have a quorum if both members are present. The provisions of Section § 13 shall apply mutatis mutandis.

§ 15 Compensation

(1)	The members of the supervisory board are entitled to reimbursement of their out-of-pocket expenses incurred in relation to the exercise of their duties as supervisory board members. The shareholders’ meeting may determine further remunerations to the supervisory board or single members of the supervisory board. The allocation shall be determined by the supervisory board.

(2)	Any supervisory board member pursuing activities on behalf of the company can be accorded a special compensation for this purpose, with this to occur by resolution of the shareholders’ meeting.

(3)	If the term of office of a supervisory board member should commence or end during the financial year, such member shall be entitled to a pro-rata remuneration.

(4)	Members of the first supervisory board can only be granted remuneration for their services by the shareholders’ meeting resolving on their discharge of liability (Entlastung).

V. SHAREHOLDERS’ MEETING

§ 16 Invitation, Attention

(1)	Shareholders’ meetings shall be held at the seat of the company, at one of its Austrian branch offices or group companies or in any Austrian provincial capital.

(2)	Shareholders’ meetings shall be called by the chairman of the management board or the chairman of the supervisory board. The convocation of the shareholders’ meeting may be made by registered letter or e-mail to each shareholder’s (electronic) address most recently notified to the company within the statutory deadline.

(3)	The entitlements to attend a shareholders’ meeting and exercise shareholders’ rights in the course of such meeting is based on the records in the share register at the beginning of the meeting.

§ 17 Chairmanship in the Shareholders’ Meetings

(1)	Shareholders’ meetings shall be presided by the chairman of the supervisory board or, in his absence, by his deputy. If both are not present, the notary public shall preside the meeting until the election of a chairman.

(2)	The chairman of the shareholders’ meeting shall preside at the debates and confirm the quorum, the sequence of agenda items and the type of voting.

§ 18 Voting Right, Resolutions

(1)	The shareholders’ meeting shall have a quorum if more than half of the registered share capital is present or represented. If this is not the case, a new shareholders’ meeting with the same agenda is to be convened. Such shareholders’ meeting shall have a quorum irrespective of the nominal capital present or represented at the meeting.

(2)	Each share represents one vote.

(3)	Voting rights may be exercised by proxies only on the basis of a written power of attorney or a handwritten signed and by telefax submitted power of attorney. Such power of attorney shall be retained by the company.

(4)	It is determined that shareholders which have concluded a shareholders’ agreement may be represented in the shareholders’ meeting by a jointly authorized representative in order to ensure a proper implementation of the resolutions according to the shareholders’ agreement.

(5)	Unless otherwise provided for by mandatory law or the articles of association, the shareholders’ meeting shall adopt its resolutions by a simple majority of the votes cast.

(6)	Each resolution of the shareholders’ meeting requires the certification of the meeting minutes by an Austrian notary public.

§ 19 Responsibilities of the Shareholders’ Meeting

(1)	The ordinary shareholders’ meeting shall resolve annually, during the first eight months of the financial year, on the discharge of the members of the management board and the supervisory board, on the appointment of the auditor, on the adoption of the annual financial statements as well as on the use of the distributable profit.

(2)	The shareholders’ meeting shall also make decisions on matters, expressly reserved to it by law and these articles of association, in particular as regards the election and dismissal of members of the supervisory board or amendments to the articles of association.

(3)	The shareholders’ meeting can only decide on management matters, if requested by the management board or – concerning matters which are subject to the approval of the supervisory board in accordance with § 95 para 5 of Austrian Stock Corporation Act – the supervisory board,.

VI.

ANNUAL FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS

(1)	Within the first five months of every financial year, the management board shall prepare the financial statements plus annex for the preceding financial year as well as the annual report. After auditing by the auditor the management board shall submit the financial statements plus annex for the preceding financial year, the annual report as well as a proposal for the distribution of profits to the supervisory board.

(2)	The supervisory board shall examine the financial statements plus annex for the preceding financial year as well as the annual report and the proposal for the distribution of profits and report on them to the shareholders’ meeting.

(3)	The shareholders’ meeting shall resolve upon the distribution of profits and, in the cases provided by law, on the adoption of the annual financial statements.

(4)	The distributable profits shall be divided among the shareholders in proportion to their contributions. The shareholders’ meeting can exclude the annual profit partly or as a whole from allocation against the proposal for the distribution of profits. The respective amendments to the financial statements shall be made by the management board.

(5)	Unless otherwise decided by the shareholders’ meeting, the dividends shall be due for payment to the shareholders within ten days from the date of the ordinary shareholders’ meeting. Dividends not collected by the shareholders within three years after becoming due shall be forfeited and accrued to the free reserves of the company.

VII.

FORMATION EXPENSES

The company shall bear the costs of the transformation up to a total amount of EUR 40,000 (Euro forty thousand).

Schedule 5.2

BY-LAWS

of the

SUPERVISORY BOARD

of

Nabriva Therapeutics AG

(Hereinafter referred to as “the Company”)

According to IV section 11, paragraph 6 of the Articles of Association the Supervisory Board of the Company has adopted the following By-Laws for the Supervisory Board:

§1

General Provisions

The Supervisory Board shall exercise its rights and duties pursuant to the Shareholders’ Agreement dated 30 January 2006 as currently in force, the Articles of Association and these By-Laws; in case of inconsistency of the provisions of these documents, the Shareholders Agreement shall prevail over the Articles of Association, whereas the Articles of Association shall prevail over these by-laws. The members of the Supervisory Board are not bound by any directives. The Supervisory Board may request a report on the affairs of the Company from the Management Board. Also, an individual member may request a report; however, only to be directed to the Supervisory Board as such.

§2

Election and Term of the Supervisory Board

2.1	The Supervisory Board shall consist of at least three members; the maximum number of members shall be ten. There may also be one observing member.

2.3	Immediately following the annual General Shareholders’ Meeting, the Supervisory Board shall elect one of its members as Chairperson and one of its members as Deputy Chairperson.

2.4	Each member of the Supervisory Board may resign without specification of reasons by written notice to the Chairperson, or in his/her lieu, to the Deputy Chairperson subject to a four-week notice period states a different date.

2.5	Unless they are elected for a shorter term of office, the Supervisory Board members shall be elected for the period up to the end of the General Meeting which resolves on the discharge from liability of the Supervisory Board members for the fourth financial year following their election. The financial year in which the individual Supervisory Board member was elected shall not be counted for such purpose. The members of the Supervisory Board may be re-elected.

2.6	If Supervisory Board members resign before the end of their term of office, replacements need not be elected until the next ordinary General Shareholders’ Meeting. Should, however, the number of elected Supervisory Board members fall below three, an extraordinary General Shareholders’ Meeting is to be convened immediately in order to elect replacements.

2.7	Replacements are elected for the remaining term of the member of the Supervisory Board that is being replaced. A resigning member may be re-elected. If a member of the Supervisory Board is elected through an extraordinary General Shareholders’ Meeting, his/her first term ends at the end of the next regular General Shareholders’ Meeting.

§3

Meetings and Resolutions

3.1.	The Supervisory Board shall hold a meeting at least once quarterly. Furthermore, the Supervisory Board shall convene a meeting if requested by a member of the Supervisory Board or by a member of the Management Board.

3.2.	Notice of a meeting, containing the agenda and the place and the date of the meeting, shall be given by written invitations, invitations by phone, by fax or by other comparable method to the addresses of the members last communicated to the Company.

3.3.	The Supervisory Board shall have a quorum if at least half of its members, including the Chairperson or the Deputy Chairperson, In any case, however, not fewer than three members, are present.

3.4.	The Chairperson of the Supervisory Board takes the chair. In his/her absence then the Deputy Chairperson takes the chair. If both are absent the member with the longest tenure will chair the meeting. In the case that two or more members have the same tenure then the eldest member will chair the meeting. The Chairperson of the meeting shall determine the order of the topics of the agenda and the method of voting.

3.5.	Resolutions are adopted by a simple majority of votes cast. Only ordinary members of the Supervisory Board have one vote each. The observing member has only the right to be invited to and to take part in the meeting but may not cast a vote. In case of a tie, the chairperson of the meeting shall have a casting vote. In the event a majority of the Supervisory Board agrees that a member has a conflict of Interest within the meaning of the Shareholders’ Agreement (Syndikatsvertrag), such member shall be excluded from voting on the issue.

3.6.	Minutes of meetings, including resolutions passed, shall be taken and the Chairperson of the meeting shall sign the minutes.

3.7.	Resolutions may also be adopted in writing, by phone, by fax or by other comparable method, if, the Chairperson or in his/her absence, the Deputy Chairperson requests such written resolution and no member of the Supervisory Board expressly objects to this method of procedure.

3.8.	Expressions of intent of the Supervisory Board shall be made by the Chairperson.

§4

Duties of the Supervisory Board

4.1.	The following measures and transactions of the Management Board need the prior approval of the Supervisory Board:

a)	approval of the Company’s operating and capital budgets;

b)	grant of an exclusive option or license to any of the Company’s material intellectual property rights;

c)	entery Into, amending or terminating contracts that (i) involve a contractual commitment by the Company to spend more than EUR 150,000 (Euro onehundred and fifty thousand) or (li) are concluded with an affiliated company;

d)	acquisition of all or substantially all of the properties, assets or stock of any other company or entity;

e)	the incurrence of indebtedness in excess of EUR 250,000 (Euro two-hundred and fifty thousand) In the aggregate;

f)	material alterations of the management contracts of the Management Board of the Company;

g)	commencement or settlement of material litigation;

h)	all measures requiring approval of the Supervisory Board pursuant to section 95, paragraph 5 of the Austrian Stock Corporation Act and

i)	the passing of any resolution to request the holders of Preferred A Shares to pay the Further Funding Amount (as defined in the Subscription Agreement as amended).

4.2.	By way of resolution, the Supervisory Board may subject further types of business transactions to its approval, if required by law or deemed necessary.

§5

Confidentiality

Each member of the Supervisory Board is obliged to keep all information confidential which he/she has received during his/her term of office and which constitutes business or trade secrecies of the Company. This, however, shall not limit the right of each member of the Supervisory Board to pass on any information to shareholders of the Company, provided that such shareholder is subject to the confidentiality obligation set out in section 7 of the Shareholders’ Agreement. Such obligation shall persist even after the termination of the function as a member of the Supervisory Board.

§6

Entry into Force, Term of the By-Laws

These By-laws shall enter into force on the day of the adoption by the Supervisory Board.

They shall be in force for an indefinite period of time.

Schedule 6.2

Admission Agreement

We, [name of affiliate], [address], herewith declare the following:

1.	Reference is made to the Shareholders Agreement 2015 between Nabriva Therapeutics AG on the one hand and its shareholders on the other hand dated [●] 2015 (the Shareholders Agreement 2015), a copy of which is attached hereto as Annex A. Capitalized terms and expressions used herein shall have the meaning ascribed thereto in the Shareholders Agreement 2015, unless otherwise set forth herein.

2.	We hereby confirm that by way of a Permitted Transfer pursuant to section 6.2 of the Shareholders Agreement 2015 we have acquired [●] Preferred B Shares from [name of transferring shareholder] with effectiveness as of [the date hereof]. We hereby confirm that we have full knowledge of the terms and conditions of the Shareholders Agreement 2015 and that we agree to be bound by all provisions of the attached Shareholders Agreement 2015 applicable to [name of transferring shareholder]. We hereby declare that we shall be bound by and comply with all such provisions of the Shareholders Agreement 2015, including without limitation sections 6 (Transfer of Shares) and 12.2 (Arbitration), pursuant to the respective terms and conditions set out therein.

3.	This declaration shall injure to the benefit of all parties to the Shareholders Agreement 2015 upon delivery to Nabriva Therapeutics AG.

            , dated

Schedule 9

Accession Agreement

Between

Nabriva Therapeutics AG

Leberstraße 20, A-1112, Austria, FN 269261 y

and

[Investor]

1.	Reference is made to the Shareholders Agreement 2015 between Nabriva Therapeutics AG on the one hand and its shareholders other hand dated [●] 2015 (the Shareholders Agreement 2015), a copy of which is attached hereto as Annex A. Capitalized terms and expressions used herein shall have the meaning ascribed thereto in the Shareholders Agreement 2015, unless otherwise set forth herein.

2.	[Investor] confirms that he/she has full knowledge of the terms and conditions of the Shareholders Agreement 2015.

Pursuant to this agreement (the Accession Agreement), [Investor/Beneficiary] shall accede to the Shareholders Agreement 2015 so that [Investor] shall become an Investor as defined in the Shareholders Agreement 2009.

Hence, upon this Accession Agreement becoming effective, (i) a new Cap Table, attached hereto as Annex B, shall replace Schedule 3 (a) of the Shareholders Agreement 2015, (ii) [Investor] shall be bound by and shall comply with all provisions of the Shareholders Agreement 2015 applicable to the Investors and Shareholders, respectively, including without limitation its section 6 (Transfer of Shares, in particular the Right of First Refusal, the Drag-Along Right and the Tag-Along Right), pursuant to the respective terms and conditions set out therein, and (iii) the Parties shall be bound by and shall comply with all provisions of the Shareholders Agreement 2015 also vis-à-vis [Investor].

3.	This Accession Agreement shall become effective upon the transfer of shares in Nabriva Therapeutics AG to [Investor].

4.	Unless otherwise provided for in this Accession Agreement, all provisions of the Shareholders Agreement 2015 shall be applicable to this Accession Agreement mutatis mutandis.

5.	All disputes arising out of this Accession Agreement or related to its violation, termination or nullity, shall be finally settled under the ICC Rules of

Arbitration of the International Chamber of Commerce in London (the Rules) by three arbitrators appointed in accordance with these Rules. The place of arbitration shall be London. The language of arbitration shall be English. The Parties are nevertheless entitled to submit documents in the German language with a translation if it is the original language of the document.

This arbitration section shall also be applicable for disputes between Parties hereto and the legal successors of other Parties or between the legal successors of all Parties hereto. This arbitration section shall furthermore be applicable for disputes regarding amendments or additional agreements to this Accession Agreement.

            , dated

Schedule 10.3

PFIC ANNUAL INFORMATION STATEMENT

NABRIVA THERAPEUTICS AG

This Information Statement is for the taxable year of Nabriva Therapeutics AG (the Company) beginning on January 1, 201     and ending on December 31, 201     (the Taxable Year) and is issued to [U.S. Holder and its Partners] (Investor).

For the Taxable Year, the Company:

         was a passive foreign investment company (“PFIC”).

         was not a PFIC (Skip Sections 3 and 4).

Investor’s pro-rata share of the Company’s ordinary earnings and net capital gain (as determined under U.S. federal income tax principles) for the Taxable Year follows:

Ordinary Earnings:

Net Capital Gain :

The amount of cash and fair market value of other property distributed or deemed distributed by the Company to Investor during the Taxable Year was -

Cash: U.S. $

Fair Market Value of Property: U.S. $

The Company will permit Investor and its direct or indirect owners to inspect and copy the Company’s permanent books of account, records, and such other Company documents as are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

Date: , 201

Nabriva Therapeutics AG

By:
Name:
Title:	Chief Executive Officer